EXHIBIT 2.5
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                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER
                                      AMONG
                                  FINDWHAT.COM
                            HALEY ACQUISITION CORP.,
                A WHOLLY OWNED DIRECT SUBSIDIARY OF FINDWHAT.COM

                                       AND

                               COMET SYSTEMS, INC.



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

                                TABLE OF CONTENTS

PRELIMINARY STATEMENTS.........................................................1

ARTICLE I THE MERGER...........................................................2

Section 1.1       The Merger.  ................................................2
                  ----------
Section 1.2       Effective Time.  ............................................2
                  --------------
Section 1.3       Effects of the Merger.  .....................................2
                  ---------------------
Section 1.4       Certificate of Incorporation and Bylaws.  ...................2
                  ---------------------------------------
Section 1.5       Directors and Officers of the Surviving Corporation.  .......2
                  ---------------------------------------------------
Section 1.6       Additional Actions.  ........................................2
                  ------------------
Section 1.7       Tax Consequences.............................................3
                  ----------------

ARTICLE II CONVERSION OF SECURITIES............................................3

Section 2.1       Merger Consideration; Exchange Ratio; Conversion
                  ------------------------------------------------
                  of Capital Stock ............................................3
                  ----------------
Section 2.2       Fractional Shares; Adjustments...............................8
                  ------------------------------
Section 2.3       Exchange of Certificates.....................................8
                  ------------------------
Section 2.4       Net Asset Value Adjustment Procedure........................12
                  ------------------------------------
Section 2.5       Treatment of Stock Options.  ...............................15
                  --------------------------
Section 2.6       Dissenting Shares...........................................15
                  -----------------

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF FINDWHAT AND SUBCORP..........16

Section 3.1       Organization and Standing.  ................................16
                  -------------------------
Section 3.2       Corporate Power and Authority.  ............................17
                  -----------------------------
Section 3.3       Capitalization of FindWhat and Subcorp......................17
                  --------------------------------------
Section 3.4       Conflicts; Consents and Approvals.  ........................18
                  ---------------------------------
Section 3.5       Brokerage and Finders' Fees.  ..............................19
                  ---------------------------
Section 3.6       FindWhat SEC Documents.  ...................................19
                  ----------------------
Section 3.7       Compliance with Law.  ......................................20
                  -------------------
Section 3.8       Litigation.  ...............................................20
                  ---------
Section 3.9       No Material Adverse Change.  ...............................21
                  --------------------------
Section 3.10      Subcorp.  ..................................................21
                  -------
Section 3.11      Full Disclosure.  ..........................................21
                  ---------------
Section 3.12      Merger Consideration.  .....................................21
                  --------------------

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COMET............................21

Section 4.1       Organization and Standing.  ................................21
                  -------------------------
Section 4.2       Subsidiaries.  .............................................22
                  ------------
Section 4.3       Corporate Power and Authority.  ............................22
                  -----------------------------
Section 4.4       Capitalization of Comet.....................................22
                  ----------------------
Section 4.5       Conflicts; Consents and Approvals.  ........................23
                  --------------------------------
Section 4.6       Brokerage and Finders' Fees.  ..............................23
                  ---------------------------
Section 4.7       Comet Business Metrics.  ...................................23
                  ----------------------
Section 4.8       Comet Audited Financial Statements..........................24
                  ----------------------------------
Section 4.9       Compliance with Law.  ......................................24
                  -------------------

Section 4.10      Litigation.  ...............................................24
                  ----------
Section 4.11      No Material Adverse Change.  ...............................24
                  --------------------------
Section 4.12      Taxes.  ....................................................25
                  -----
Section 4.13      Tax Matters.  ..............................................26
                  -----------
Section 4.14      Intellectual Property.......................................27
                  ---------------------
Section 4.15      Title to and Condition of Properties.  .....................28
                  ------------------------------------
Section 4.16      Employee Benefit Plans......................................28
                  ----------------------
Section 4.17      Contracts.  ................................................32
                  ---------
Section 4.18      Labor Matters...............................................34
                  -------------
Section 4.19      Undisclosed Liabilities.  ..................................35
                  -----------------------
Section 4.20      Operation of Comet's Business; Relationships................35
                  --------------------------------------------
Section 4.21      Permits.  ..................................................35
                  -------
Section 4.22      Environmental Matters.  ....................................35
                  ---------------------
Section 4.23      Board Recommendation; Required Vote.  ......................36
                  -----------------------------------
Section 4.24      Employment Agreements.  ....................................36
                  ---------------------
Section 4.25      Accounts Receivable.  ......................................36
                  -------------------
Section 4.26      Insurance.  ................................................37
                  ---------
Section 4.27      Voting Arrangements.  ......................................37
                  -------------------
Section 4.28      Shareholder Rights Plan.  ..................................37
                  -----------------------
Section 4.29      Foreign Corrupt Practices Act...............................37
                  -----------------------------
Section 4.30      Full Disclosure. ...........................................38
                  ---------------

ARTICLE V COVENANTS OF THE PARTIES............................................38

Section 5.1       Mutual Covenants............................................38
                  ----------------
Section 5.2       Covenants of FindWhat and Subcorp...........................40
                  ---------------------------------
Section 5.3       Covenants of Comet..........................................40
                  ------------------
Section 5.4       Registration Rights.........................................45
                  -------------------

ARTICLE VI CONDITIONS.........................................................52

Section 6.1       Conditions to the Obligations of Each Party.................52
                  -------------------------------------------
Section 6.2       Conditions to Obligations of Comet..........................53
                  ----------------------------------
Section 6.3       Conditions to Obligations of FindWhat and Subcorp...........54
                  -------------------------------------------------

ARTICLE VII TERMINATION AND AMENDMENT.........................................55

Section 7.1       Termination.  ..............................................55
                  -----------
Section 7.2       Effect of Termination.......................................57
                  ---------------------
Section 7.3       Amendment...................................................57
                  ---------
Section 7.4       Extension; Waiver...........................................58
                  -----------------

ARTICLE VIII MISCELLANEOUS....................................................58

Section 8.1       Notices.  ..................................................58
                  -------
Section 8.2       Interpretation..............................................59
                  --------------
Section 8.3       Counterparts................................................60
                  ------------
Section 8.4       Entire Agreement............................................60
                  ----------------
Section 8.5       Third-Party Beneficiaries...................................60
                  -------------------------
Section 8.6       Governing Law; Venue........................................61
                  --------------------
Section 8.7       Specific Performance........................................61
                  --------------------
Section 8.8       Assignment..................................................61
                  ----------
Section 8.9       Expenses....................................................61
                  --------

Section 8.10      Severability................................................62
                  ------------
Section 8.11      Waiver.  ...................................................62
                  ------

ARTICLE IX ESCROW AND INDEMNIFICATION.........................................62

Section 9.1       Escrow Fund.................................................62
                  -----------
Section 9.2       Survival and Indemnification................................63
                  ----------------------------
Section 9.3       Escrow Period; Release From Escrow..........................64
                  ----------------------------------
Section 9.4       Claims Upon Escrow Fund.  ..................................65
                  -----------------------
Section 9.5       Objections to Claims........................................65
                  --------------------
Section 9.6       Shareholders' Agent.........................................66
                  -------------------
Section 9.7       Actions of the Shareholders' Agent.  .......................67
                  ----------------------------------
Section 9.8       Third-Party Claims.  .......................................67
                  ------------------
Section 9.9       Insurance Recoveries.  .....................................68
                  --------------------
Section 9.10      Sale of FindWhat Common Shares.  ...........................68
                  ------------------------------

SIGNATURES....................................................................69


EXHIBITS

A    Comet Stockholder Voting Agreement
B    Escrow Agreement
C    Contingent Amount
D    Exchange Agreement
E    Investor Representation Statement
F    Employment Agreements
G    [Reserved]
H    Confidentiality and Assignment Agreements
I    Form of Ernst & Young Tax Opinion
J    Form of FindWhat Legal Opinion
K    Form of Comet Legal Opinion
L    Shareholders' Agent Bylaws

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

         This Amended and Restated Agreement and Plan of Merger (this "AGREEMENT") is made and entered by and among FindWhat.com, a Nevada corporation ("FINDWHAT"), Haley Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of FindWhat ("Subcorp"), and Comet Systems Inc., a Delaware corporation ("COMET") and shall be effective upon execution by each of FindWhat, Subcorp and Comet.

                             PRELIMINARY STATEMENTS

         A. This Agreement amends and restates in its entirety the Agreement and Plan of Merger dated February 23, 2004 by and among the parties hereto.

         B. The board of directors of FindWhat has determined that a combination of its businesses with the businesses operated by Comet through the merger of Comet with and into Subcorp, with Subcorp as the surviving corporation (the "MERGER"), pursuant to which each share of Comet Capital Stock (as defined in Section 4.4) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive the Merger Consideration (as defined in Section 2.1), is consistent with and in furtherance of the long-term business strategy of FindWhat and the holders of shares of FindWhat Common Shares (as defined in Section 3.3(a)) (the "FINDWHAT STOCKHOLDERS"), all as more fully provided herein.

         C. The board of directors of Comet has reaffirmed its determination that the Merger is consistent with and in furtherance of the long-term business strategy of Comet. Comet desires to combine its businesses with the businesses operated by FindWhat.

         D. The respective Boards of Directors of FindWhat, Subcorp and Comet have determined the Merger in the manner contemplated herein to be desirable and in the best interests of their respective stockholders and, by resolutions duly adopted, have approved and adopted this Agreement.

         E. As a condition and inducement to FindWhat's willingness to enter into this Agreement, certain stockholders of Comet (the "DESIGNATED COMET STOCKHOLDERS") are entering into an agreement dated as of the date hereof in the form of Exhibit A (the "COMET STOCKHOLDER VOTING AGREEMENT") pursuant to which the Designated Comet Stockholders have agreed, among other things, to vote their shares of Comet Capital Stock in favor of the adoption of this Agreement.

         F. For federal income tax purposes, it is intended that the Merger will be tax free to FindWhat, Subcorp, Comet, and to the holders of Comet Capital Stock to the extent their shares are exchanged for FindWhat Common Shares.

                                    AGREEMENT

         Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

         Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Comet shall be merged with and into Subcorp at the Effective Time. As a result of the Merger, the separate corporate existence of Comet shall cease and Subcorp shall continue its existence under the laws of the State of Delaware. Subcorp, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

         Section 1.2 Effective Time. As promptly as possible on the Closing Date (as defined below), the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the "DELAWARE SECRETARY OF STATE") a certificate of merger (the "CERTIFICATE OF MERGER") in such form as is required by and executed in accordance with the DGCL. The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by FindWhat and Comet and specified in the Certificate of Merger (the "EFFECTIVE TIME"). Prior to the filing referred to in this Section 1.2, a closing (the "CLOSING") shall be held at the offices of FindWhat, 505 Eighth Avenue, New York, New York 10018, or such other place as the parties may agree on, within five business days following the date upon which all conditions set forth in
ARTICLE VI that are capable of being satisfied prior to the Closing have been satisfied or waived, or at such other date as FindWhat and Comet may agree, provided that the conditions set forth in ARTICLE VI have been satisfied or waived at or prior to such date. 11:59:59 p.m. on the date on which the Closing takes place is referred to herein as the "CLOSING DATE." For all tax purposes, the Closing shall be effective at the Effective Time.

         Section 1.3 Effects of the Merger. At and after the Effective Time, the Merger will have the effect set forth in the DGCL.

         Section 1.4 Certificate of Incorporation and Bylaws. (i) The Certificate of Incorporation of Subcorp, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation in the Merger and (ii) the Bylaws of Subcorp in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation; in each case, until amended in accordance with the DGCL.

         Section 1.5 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the officers of Comet shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified. On the Closing Date, Comet shall deliver to FindWhat evidence satisfactory to FindWhat of the resignations of the directors of Comet, such resignations to be effective as of the Effective Time.

         Section 1.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Comet, or (b) otherwise carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are authorized in the name of Comet or otherwise to take any and all such action.

         Section 1.7 Tax Consequences. It is intended that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code (the "CODE"), and that this Agreement will constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

         Section 2.1 Merger Consideration; Exchange Ratio; Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of FindWhat, Subcorp or Comet or their respective stockholders:

                  (a) Each share of Comet Capital Stock (as defined in Section 4.4) issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(f)) and each Dissenting Share (as defined in Section 2.6) will be converted into and represent the right to receive the merger consideration (the "MERGER CONSIDERATION"). The Merger Consideration shall consist of (i) cash equal to the Total Cash Amount (as defined in Section 2.1(b)), (ii) a number of FindWhat Common Shares equal to the Restricted Share Calculation (as defined in Section 2.1(c)), and (iii) the Contingent Amount (as defined in Section 2.1(d)). Pursuant to Section 2.1(e)(iv), no portion of the Merger Consideration will be paid or payable at the Effective Time to the holders of shares of Common Stock, par value $0.001 per share, of Comet (the "COMET COMMON STOCK," and such holders, the "COMET COMMON HOLDERS"). Notwithstanding anything in this Agreement to the contrary, a portion of the Merger Consideration (A) shall be deposited in escrow by the Exchange Agent on behalf of the Comet Stockholders after the Effective Time in accordance with Section 2.3, (B) shall be subject to adjustment pursuant to
Section 2.4 and the Escrow Agreement, by and among FindWhat, Comet, the Shareholders' Agent (as defined in Section 9.6(a)) and the Escrow Agent (as defined in Section 9.1(a)), substantially in the form attached hereto as Exhibit B ("ESCROW AGREEMENT"), and (C) may be reduced from time to time in accordance with the indemnification provisions of ARTICLE IX and the Escrow Agreement.

                  (b) The cash portion of the Merger Consideration (the "TOTAL CASH AMOUNT") shall equal $8,500,000 less the Estimated Adjustment Amount (as defined in Section 2.4(a)), which shall be determined in accordance with Section 2.4.

                  (c) The number of FindWhat Common Shares to be issued in the transaction shall be calculated (the "RESTRICTED SHARE CALCULATION") by dividing
(i) $15,000,000 by (ii) the 20 trading day per share average closing price of the FindWhat common stock as reported on the NASDAQ Stock Market for the 20 trading days prior to the Closing Date (the "FINDWHAT AVERAGE PRICE"); provided, however, that the Restricted Share Calculation shall not be lower than 789,474 shares nor higher than 1,000,000 shares.

                  (d) The Contingent Amount shall equal the sum of the First Earn Out and the Second Earn Out as set forth in Exhibit C and shall be payable in cash in accordance with the provisions of Exhibit C.

                  (e) Each share of Comet Capital Stock, exclusive of Comet treasury shares, shall be entitled to receive a pro rata share of the Merger Consideration, determined as follows, provided that in no event shall the sum of all the payments calculated hereunder exceed the Merger Consideration:

                           (i) Minor Comet Holders. (A) Each holder of less than 77,000 shares of Comet Preferred Stock (as defined in Section 4.4(a)), calculated on a fully-diluted, as-converted to Comet Common Stock basis, and (B) any Comet Stockholder who is not an "accredited investor" as defined in Rule 501 under the Securities Act of 1933, as amended (the "SECURITIES ACT") (each, a "MINOR COMET HOLDER"), shall receive (1) cash and (2) its allocable portion of the Contingent Amount, for each share of Comet Senior Preferred Stock (as defined in Section 4.4(a)) held by such Minor Comet Holder. The amount of cash received by each Minor Comet Holder (the "MINOR COMET HOLDER PER SHARE CASH AMOUNT") shall be determined as follows:

                                    (A) For each share of Series A Preferred
                  Stock (as defined in Section 4.4(a)) held by such Minor Comet Holder, such Minor Comet Holder shall receive an amount equal to the product of:

                  $2.0987 x Aggregate Consideration Value x 0.88
                            -----------------------------
                                  $29,700,245

                                    (B) For each share of Series B Preferred
                  Stock (as defined in Section 4.4(a)) held by such Minor Comet Holder, such Minor Comet Holder shall receive an amount equal to the product of:

                  $4.4417 x Aggregate Consideration Value x 0.88
                            -----------------------------
                                  $29,700,245

                                    (C) For each share of Series C Preferred
                  Stock (as defined in Section 4.4(a)) held by such Minor Comet Holder, such Minor Comet Holder shall receive an amount equal to the product of:

                  $8.4174 x Aggregate Consideration Value x 0.88
                            -----------------------------
                                  $29,700,245

                                    (D) For each share of Series M Preferred
                  Stock (as defined in Section 4.4(a)) held by such Minor Comet Holder, such Minor Comet Holder shall receive an amount equal to 12% times the Aggregate Consideration Value divided by 220,000, such amount being the number of shares of Series M Preferred Stock issued and outstanding.

                  For purposes of this Agreement, the "AGGREGATE CONSIDERATION VALUE" equals the sum of (x) the portion of the Total Cash Amount which is available for distribution to Comet Stockholders, plus (y) the dollar value (based on the FindWhat Average Price) of the portion of the FindWhat Common Shares to be issued pursuant to Section 2.1(c) which is available for distribution to Comet Stockholders, plus (z) the portion of the aggregate Contingent Amount which is available for distribution to Comet Stockholders (in each case, whether by virtue of payment or issuance at Closing, release from escrow pursuant to the Escrow Agreement or otherwise).

                           (ii) Major Comet Holders. Each holder of greater than 77,000 shares of Comet Preferred Stock (calculated on a fully-diluted, as-converted to Comet Common Stock basis) who is not a Minor Comet Holder (each, a "MAJOR COMET HOLDER") shall receive (A) cash, (B) a number of FindWhat Common Shares and (C) its allocable portion of the Contingent Amount, for each share of Comet Senior Preferred Stock held by such Major Comet Holder. The amount of cash received by each Major Comet Holder (the "MAJOR COMET HOLDER PER SHARE CASH AMOUNT") shall be determined as follows:

                                    (A) For each share of Series A Preferred
                  Stock held by such Major Comet Holder, such Major Comet Holder shall receive an amount equal to the product of:

                  $2.0987 x Remainder Cash Value x 0.8909
                            --------------------
                                 $28,135,872

                                    (B) For each share of Series B Preferred
                  Stock held by such Major Comet Holder, such Major Comet Holder shall receive an amount equal to the product of:

                  $4.4417 x Remainder Cash Value x 0.8909
                            --------------------
                                 $28,135,872

                                    (C) For each share of Series C Preferred
                  Stock held by such Major Comet Holder, such Major Comet Holder shall receive an amount equal to the product of:

                  $8.4174 x Remainder Cash Value x 0.8909
                            --------------------
                                $28,135,872

                  For purposes of this Agreement, the "REMAINDER CASH VALUE" equals (x) the portion of the Total Cash Amount which is available for distribution to Comet Stockholders, minus (y)
                  1.1225 multiplied by the sum of the aggregate Minor

                  Comet Holder Per Share Cash Amounts payable to the Minor Comet Holders, plus (z) the portion of the aggregate Contingent Amount which is available for distribution to Comet Stockholders (in each case, whether by virtue of payment or issuance at Closing, release from escrow pursuant to the Escrow Agreement or otherwise).

                  The number of FindWhat Common Shares received by each Major Comet Holder (the "MAJOR COMET HOLDER PER SHARE EQUITY AMOUNT") shall be determined as follows:

                                    (D) For each share of Series A Preferred
                  Stock held by such Major Comet Holder, such Major Comet Holder shall receive a number of FindWhat Common Shares equal to the product of:

                  $2.0987 x Distributable Shares x 0.8909
                            --------------------
                                 $28,135,872

                                    (E) For each share of Series B Preferred
                  Stock held by such Major Comet Holder, such Major Comet Holder shall receive a number of FindWhat Common Shares equal to the product of:

                  $4.4417 x Distributable Shares x 0.8909
                            --------------------
                                $28,135,872

                                    (F) For each share of Series C Preferred
                  Stock held by such Major Comet Holder, such Major Comet Holder shall receive a number of FindWhat Common Shares equal to the product of:

                  $8.4174 x Distributable Shares x 0.8909
                            --------------------
                                $28,135,872

         For purposes of this Agreement, the "DISTRIBUTABLE SHARES" equals the portion of the Restricted Share Calculation which is available for distribution to Comet Stockholders (whether by virtue of issuance at Closing or otherwise).

                           (iii) Series M Major Holders. Each holder of Series M Preferred Stock who is not a Minor Comet Holder (each, a "SERIES M MAJOR HOLDER") (the Minor Comet Holders, the Major Comet Holders, the Series M Major Holders and the Comet Common Holders are sometimes referred to in this Agreement as the "COMET STOCKHOLDERS") shall receive, for each share of Series M Preferred Stock held by such Series M Major Holder, (A) cash, (B) a number of FindWhat Common Shares and
         (C) his allocable portion of the Contingent Amount. The aggregate amount of cash received by all of the Series M Major Holders (the "SERIES M CASH PAYMENT") shall be equal to (x) 1.1225 multiplied by
         0.1091 multiplied by (y) the sum of the aggregate Minor Comet Holder Per Share Cash Amounts payable to the Minor Comet Holders plus the aggregate Major Comet Holder

         Per Share Cash Amounts payable to the Major Comet Holders. The aggregate number of FindWhat Common Shares received by all of the Series M Major Holders (the "SERIES M EQUITY PAYMENT") shall be equal to (x) 0.1091 multiplied by (y) the Distributable Shares. Each of the Series M Cash Payment and the Series M Equity Payment shall be allocated among the Series M Major Holders entitled thereto on a pro rata basis based upon the number of shares of Series M Preferred Stock held by each Series M Major Holder.

                           (iv) Limitation on Distributions; Further
         Distributions.

                                    (A) Notwithstanding anything to the contrary
                  contained in this Agreement, the formulas governing distributions to the holders of Comet Preferred Stock (the "COMET PREFERRED HOLDERS") under Sections 2.1(e)(i), (ii) and
                  (iii) shall be applicable only to the extent that the Comet Preferred Holders receive in the aggregate an amount (the "AGGREGATE PREFERENCE AMOUNT") equal to $29,700,245 in cash and FindWhat Common Shares (calculated on the basis of the FindWhat Average Price), after taking together the value of
                  (A) the aggregate Minor Comet Holder Per Share Cash Amounts, plus (B) the aggregate Major Comet Holder Per Share Cash Amounts, plus (C) the aggregate Major Comet Holder Per Share Equity Amounts (calculated on the basis of the FindWhat Average Price), plus (D) the Series M Cash Payment, plus (E) the Series M Equity Payment (calculated on the basis of the FindWhat Average Price); provided, however, that (other than for federal tax purposes or as provided in the Escrow Agreement) no portion of the Escrow Funds shall be deemed to have been received by the Comet Preferred Holders unless and until such portion has been released from escrow and actually and finally distributed to the Comet Preferred Holders. For the purposes of calculating the Aggregate Preference Amount, amounts received by the Comet Preferred Holders shall be credited toward the Aggregate Preference Amount when received and in the order received, and FindWhat Common Shares shall be valued on the basis of the FindWhat Average Price.

                                    (B) At the Closing, no portion of the Merger
                  Consideration will be available for distribution to the Comet Common Holders, and, accordingly, each share of Comet Common Stock shall receive $0.00 at the Closing. After the Closing, the Comet Common Holders shall not be entitled to receive any portion of the Merger Consideration in respect of the Comet Common Stock until such time as the Comet Preferred Holders shall have received the Aggregate Preference Amount in respect of the Comet Preferred Stock.

                                    (C) After the Comet Preferred Holders have
                  received the Aggregate Preference Amount, all of the Comet Stockholders (including the Comet Common Holders) shall be entitled to receive in respect of their shares of Comet Capital Stock their allocable portion (on a per share, as-converted to Comet Common Stock basis, pro rata with the other Comet Stockholders) of any remaining Contingent Amount and any amounts distributable pursuant to the Escrow Agreement, as provided therein.

                  (f) Each share of Comet Capital Stock held in the treasury of Comet shall be cancelled and retired and no payment shall be made in respect thereof.

                  (g) In the event of any ambiguity, inconsistency or unforeseen circumstance in connection with the mechanisms for the allocation of the Merger Consideration set forth in this Section 2.1, the Board of Directors of Comet (prior to the Effective Date) or the Shareholders' Agent (on or after the Effective Date) may, but shall not be required to, make such adjustments, corrections or interpretations as may be necessary or appropriate to effect the purpose and intent of this Section 2.1. Any such adjustment, correction or interpretation shall, absent bad faith, be deemed final, conclusive and binding.

         Section 2.2 Fractional Shares; Adjustments.

                  (a) No certificates for fractional FindWhat Common Shares shall be issued as a result of the conversion provided for in Section 2.1(a) and such fractional share interests shall not entitle the owner thereof to vote or have any rights of a holder of FindWhat Common Shares.

                  (b) In lieu of any such fractional FindWhat Common Shares, the holder of a certificate or certificates (the "CERTIFICATES") that immediately prior to the Effective Time represented outstanding shares of Comet Capital Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a), upon presentation of such holder's certificate(s) for Comet Capital Stock to the Exchange Agent (as defined in Section 2.3(a)) pursuant to Section 2.3, shall be entitled to receive a cash payment therefor in an amount equal to the value (based upon the FindWhat Average Price) of such fractional interest. Such payment with respect to fractional shares is intended to avoid the expense and inconvenience of issuing fractional shares and to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one Certificate shall be surrendered for the account of the same holder, the number of shares of Comet Capital Stock for which Certificates have been surrendered shall be appropriately adjusted to provide to the holders of shares of Comet Capital Stock the same economic effect as contemplated by this Agreement. The fractional share interests of each Comet Stockholder will be aggregated, and no Comet Stockholder will receive cash in an amount greater than the value of one full FindWhat Common Share for such fractional share interest.

         Section 2.3 Exchange of Certificates.

                  (a) Exchange Agent. As of the Effective Time, FindWhat shall deposit with a bank, trust company or such other nationally recognized exchange agent as may be designated by FindWhat and which shall be reasonably acceptable to Comet (the "EXCHANGE AGENT"), for the benefit of Comet Stockholders, for exchange in accordance with this Section 2.3, the Merger Consideration comprised of (i) certificates representing FindWhat Common Shares issuable pursuant to
Section 2.1 in exchange, in part, for outstanding shares of Comet Capital Stock, and (ii) the Total Cash Amount in cash, pursuant to Section 2.1 in exchange, in part, for outstanding shares of Comet Capital Stock (together with any dividends or distributions with respect to the cash portion thereof, the "EXCHANGE FUND"), pursuant to an Exchange Agreement to be executed at the Closing by and among FindWhat, Comet, the Shareholders' Agent (as defined in Section 9.6(a)) and the Exchange Agent, and attached hereto as Exhibit D (the "EXCHANGE AGREEMENT").

                  (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate who may be receiving Merger Consideration (i) a letter of transmittal, (ii) notice of the Merger and of the automatic conversion of the Certificates into the right to receive cash and/or certificates representing such number of FindWhat Common Shares to which such Comet Stockholder is entitled, and (iii) instructions for effecting the surrender of the Certificates in exchange for cash and/or certificates representing such number of FindWhat Common Shares (if applicable) to which such Comet Stockholder is entitled. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other customary provisions as FindWhat may reasonably specify, including, without limitation, provisions pursuant to which, among other things, each Comet Stockholder agrees (A) that amounts payable to him or her are subject to all of the terms of this Agreement (including, without limitation, Section 2.4 and ARTICLE IX) and the Escrow Agreement, and (B) to irrevocably confirm the appointment of the Shareholders' Agent as the Comet Stockholders' representative, agent and attorney-in-fact with exclusive authority to act on each Comet Stockholder's behalf in connection with the Merger Agreement and Escrow Agreement including, without limitation, the right to dispute any Damages (as defined in Section 9.2) and retain legal counsel and outside advisors at the Comet Stockholders' expense or as otherwise provided in the Escrow Agreement pursuant to Section 8.9.

         Upon receipt of a Certificate for cancellation by the Exchange Agent and a duly executed letter of transmittal:

                           (i) the holder of such Certificate shall be entitled to receive in exchange therefor (A), if applicable, a certificate or certificates representing 90% (rounded to the nearest share) of that whole number of FindWhat Common Shares which such holder has the right to receive pursuant to Section 2.1, registered in the name of such holder, and (B) payment of funds in U.S. dollars representing 90% of
         (1) the amount of cash which such holder has the right to receive pursuant to the provisions of this ARTICLE II, and (2), if applicable, the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this ARTICLE II, after giving effect to any required withholding tax;

                           (ii) FindWhat will cause the Exchange Agent to (A), if applicable, deposit with the Escrow Agent a certificate or certificates representing 10% (rounded to the nearest share) of that whole number of FindWhat Common Shares which such holder has the right to receive pursuant to Section 2.1 in the name of such holder, and (B) pay to the Escrow Agent by wire transfer of funds in U.S. dollars an amount representing 10% of (1) the amount of cash which such holder has the right to receive pursuant to the provisions of this ARTICLE II, and
         (2) the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this ARTICLE II, after giving effect to any required withholding tax (the items referred to in (A) and (B) above are hereinafter referred to as the "ESCROW FUNDS"); and

                           (iii) FindWhat will cause the Exchange Agent, upon surrender to the Exchange Agent of each Certificate or group of Certificates by a holder of record, to promptly notify FindWhat and the Shareholders' Agent of the identity of the holder of record of each Certificate or Certificates so surrendered, the total number of FindWhat Common Shares deposited with the Escrow Agent, and the total value of cash wire transferred to the Escrow Agent.

         The shares represented by all Certificates surrendered to the Exchange Agent shall forthwith be cancelled. All cash transferred by the Exchange Agent to the Escrow Agent shall be invested and may bear interest as described in the Escrow Agreement.

         In the event of a transfer of ownership of shares of Comet Capital Stock that is not registered on the transfer records of Comet, a certificate representing the proper number of FindWhat Common Shares, if any, together with a check for the cash to be paid as part of the Merger Consideration and for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of Comet Capital Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender (A) a certificate representing FindWhat Common Shares, if applicable, (B) cash as part of the Merger Consideration, if applicable, and (C) cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, all as provided in this
ARTICLE II.

         If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by FindWhat, the posting by such person of a bond in such reasonable amount as FindWhat may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, (A) a certificate representing the proper number of FindWhat Common Shares, if any, together with a check for (B) the cash to be paid as part of the Merger Consideration, if applicable, and (C) for the cash to be paid in lieu of fractional shares, if any, with respect to the shares of Comet Capital Stock formerly represented thereby, and unpaid dividends and distributions on FindWhat Common Shares, if any, all as provided in this ARTICLE II.

                  (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to FindWhat Common Shares having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, no cash payment as part of the Merger Consideration and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.3. Subject to the effect of Applicable Laws (as defined in Section 3.7), following surrender of any such Certificate, there shall be paid to the holder of FindWhat Common Shares issued in exchange therefor, without interest, (i), if applicable, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole FindWhat Common Shares and not paid, less the amount of any withholding taxes that may be required thereon, (ii) the amount of cash representing a portion of the Merger Consideration and the certificates for FindWhat Common Shares that would otherwise have been payable and issuable in respect thereof, and (iii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole FindWhat Common Shares, less the amount of any withholding taxes which may be required thereon.

                  (d) No Further Ownership Rights in Comet Capital Stock. All Merger Consideration issued and/or paid upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this ARTICLE II) shall be deemed to have been issued and/or paid in full satisfaction of all rights pertaining to such shares of Comet Capital Stock represented thereby, and, as of the Effective Time, the stock transfer books of Comet shall be closed and there shall be no further registration of transfers on the stock transfer books of Comet of shares of Comet Capital Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3.

                  (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to Comet Stockholders nine months after the date of the mailing required by Section 2.3(b) shall be delivered to FindWhat, upon demand thereby, and holders of Certificates who have not theretofore complied with this Section 2.3 shall thereafter look only to FindWhat for payment of any claim to FindWhat Common Shares, cash as a portion of the Merger Consideration or cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

                  (f) No Liability. None of FindWhat, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Comet Capital Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as provided in the Exchange Agreement. Any interest and other income resulting from such investments shall be paid to FindWhat upon termination of the Exchange Fund, and any applicable taxes shall be paid by FindWhat.

                  (h) Withholding Rights. Each of the Surviving Corporation and FindWhat shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Comet Capital Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or FindWhat, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Comet Capital Stock in respect of which such deduction and withholding was made by the Surviving Corporation or FindWhat, as the case may be. Any tax withheld by FindWhat or the Surviving Corporation shall be paid by FindWhat or the Surviving Corporation, as the case may be, to the appropriate Governmental Authority when due in accordance with Applicable Law (as defined in

Section 3.7) and FindWhat or the Surviving Corporation, as the case may be, shall within 30 days of the payment of such Tax deliver to the holder of the shares of Comet Capital Stock evidence reasonably satisfactory to such holder that payment was duly remitted to the appropriate Governmental Authority.

                  (i) Restrictive Legends. The FindWhat Common Shares to be issued pursuant to this Section 2.3 shall not have been registered and shall be characterized as "restricted securities" under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing FindWhat Common Shares to be issued pursuant to this Section 2.3 shall bear the following legend:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

and any legends required by state securities laws.

         Additionally, except as provided in Schedule 2.3(i), each Comet Stockholder entitled to receive 50,000 or more FindWhat Common Shares issued in connection with the Merger (a "VOLUME RESTRICTED HOLDER") will receive certificates evidencing such FindWhat Common Shares, or any replacements or substitutions therefor, registered in the name of such Volume Restricted Holder with a legend stating in substance that (a) during the 30-day period following the Closing Date, such Volume Restricted Holder may not transfer any of such FindWhat Common Shares, and (b) during each of the 12 successive 30-day periods thereafter, such Volume Restricted Holder may not transfer more than 50,000 of such FindWhat Common Shares per 30-day period (the "RESTRICTIVE PERIOD"); provided, however, that the foregoing restrictions shall not be applicable to the sale or liquidation of any FindWhat Common Shares by the Escrow Agent pursuant to the terms of the Escrow Agreement. It is understood and agreed that stop transfer instructions will be given to all transfer agents of FindWhat Common Shares for purposes of this Section 2.3(i) and that the legend described herein shall be removed by delivery of a substitute certificate without such legend as of the first business day after the Restrictive Period.

         Section 2.4 Net Asset Value Adjustment Procedure.

                  (a) No later than the fifth (5th) business day immediately preceding the Closing Date, Comet shall deliver to FindWhat an estimated unaudited consolidated balance sheet (the "PRELIMINARY CLOSING DATE BALANCE SHEET") of Comet as of the Closing Date, including a calculation of Closing Date Current Net Asset Value (as defined in Section 2.4(c)) and the Estimated Adjustment Amount (as determined below), which shall be subject to FindWhat's review.

         The "ESTIMATED ADJUSTMENT AMOUNT" shall be determined according to the following formula:

                  A = B - C, where

                  A =     Estimated Adjustment Amount

                  B = Closing Date Current Net Asset Value (determined from the Preliminary Closing Date Balance Sheet)

                  C =     $4,550,000

                  provided, however, that in the event B is greater than C, the Estimated Adjustment Amount shall be zero.

                  (b) The Total Cash Amount payable to Comet Stockholders pursuant to Section 2.1 shall be reduced by the Estimated Adjustment Amount (which, consistent with the foregoing formula, shall either be zero or a positive number), prior to deposit with the Exchange Agent pursuant to Section 2.3(a).

                  (c) After the Closing Date, FindWhat shall prepare with the assistance of the Surviving Corporation an unaudited consolidated balance sheet (the "CLOSING DATE BALANCE SHEET") of Comet as of the Closing Date, including a calculation of Closing Date Current Net Asset Value and the Secondary Adjustment Amount (as determined below), which shall be subject to Shareholders' Agent's review.

         "CLOSING DATE CURRENT NET ASSET VALUE" shall mean Comet's consolidated current assets minus consolidated current liabilities as of the Closing Date, determined in accordance with United States generally accepted accounting principles ("GAAP"), applied consistently with Comet's past practices, provided, however, that such calculation (i) shall be made on a proforma basis as though the parties had not consummated the transactions contemplated by this Agreement, and (ii) shall include accruals for all liabilities and obligations of Comet (whether or not yet recorded) under the Comet Bonus Plan (as defined in Section 5.3(i), as amended) and for Comet's costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (subject to the provisions of Section 8.9).

         The "SECONDARY ADJUSTMENT AMOUNT" shall be determined according to the following formula:

                  A = B - C + D, where

                  A =     Secondary Adjustment Amount

                  B =     $4,550,000

                  C = Closing Date Current Net Asset Value (determined from the Closing Date Balance Sheet)

                  D = Estimated Adjustment Amount (which will always be a negative number or zero)

                  provided, however, that if the Secondary Adjustment Amount is a positive number which is greater than the absolute value of the Estimated Adjustment Amount, the Secondary Adjustment Amount shall be deemed to equal the absolute value of the Estimated Adjustment Amount.

                  (d) FindWhat shall deliver the Closing Date Balance Sheet to Shareholders' Agent and Escrow Agent within 60 days after the Closing Date ("FINDWHAT DEMAND"). If within 30 days following the date on which the FindWhat Demand was sent, Shareholders' Agent does not deliver to FindWhat and the Escrow Agent written notice of any objection to the Closing Date Balance Sheet (which notice must contain a reasonably detailed statement of the basis of all objections of Shareholders' Agent), then the Closing Date Current Net Asset Value reflected in the Closing Date Balance Sheet and the Secondary Adjustment Amount submitted by FindWhat to Shareholders' Agent in the FindWhat Demand will be conclusive and binding on the parties. If the Secondary Adjustment Amount is
(i) a negative number, FindWhat shall be entitled to immediate disbursement of the Secondary Adjustment Amount from the Escrow Funds, and FindWhat and the Shareholders' Agent shall provide the Escrow Agent with a joint notice instructing the Escrow Agent to pay the Secondary Adjustment Amount to FindWhat in accordance with the terms of the Escrow Agreement, (ii) a positive number, the amount of the Secondary Adjustment Amount shall immediately be paid by FindWhat into the Exchange Fund, for the benefit of the Comet Stockholders, and upon such receipt, the Exchange Agent will immediately distribute such amount.

                  (e) FindWhat and Shareholders' Agent shall act in good faith to resolve between themselves any objections to the Closing Date Balance Sheet. If they are unable to do so within 30 days after FindWhat's receipt of Shareholders' Agent's notice of objection (the "NEGOTIATION PERIOD"), then the issues in dispute will immediately be submitted to PriceWaterhouse Coopers independent certified public accountants (the "ACCOUNTANTS"), for resolution. Within five days' of a request, each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants). Each party will be afforded the opportunity to present to the Accountants any material relating to the disputed issues and to discuss the issues with the Accountants. For purposes hereof, such resolution shall be determined in accordance with GAAP, applied as provided in Section 2.4(c). The Accountants will deliver a notice to FindWhat and Shareholders' Agent which contains a resolution of the issues in dispute by the parties and this resolution of the disputed issues shall be conclusive and binding on the parties within 30 days of expiration of the Negotiation Period. FindWhat shall deliver to Shareholders' Agent a revised Closing Date Balance Sheet which reflects the resolution of the issues in dispute and any related changes to the Closing Date Current Net Asset Value and the Secondary Adjustment Amount within 10 days of resolution by the Accountants.

                  If the Accountants do not modify the FindWhat Demand or determine that a modification is required, but such modification is less than 10% of the FindWhat Demand, Shareholders' Agent shall bear the Accountants' fees and expenses and FindWhat's reasonable expenses for the dispute. If the Accountants determine the FindWhat Demand should be modified 10% or more, FindWhat shall bear the Accountants' fees and expenses and the Comet Stockholders' reasonable expenses for the dispute.

                  (f) On the tenth business day following, as the case may be,
(i) the expiration of the objection period in Section 2.4(d), if Shareholders' Agent makes no objection, (ii) the resolution of all objections by FindWhat and Shareholders' Agent pursuant to Section 2.4(e), or (iii) the date of the Accountants' notice pursuant to Section 2.4(e), the Secondary Adjustment Amount shall be disbursed as follows: If the Secondary Adjustment Amount is (A) a negative number, FindWhat shall be entitled to immediate disbursement of the Secondary Adjustment Amount from the Escrow Funds, and FindWhat and the Shareholders' Agent shall provide the Escrow Agent with a joint notice instructing the Escrow Agent to pay the Secondary Adjustment Amount to FindWhat in accordance with the terms of the Escrow Agreement, (B) a positive number, the amount of the Secondary Adjustment Amount shall immediately be paid by FindWhat into the Exchange Fund, for the benefit of the Comet Stockholders, and upon such receipt, the Exchange Agent will immediately distribute such amount.

                  (g) Notwithstanding anything to the contrary contained herein, in no event shall FindWhat be entitled to any amount in respect of the Secondary Adjustment Amount which shall exceed the amount of the Escrow Funds.

         Section 2.5 Treatment of Stock Options. No Comet stock options, including without limitation any Comet stock options outstanding under the Comet 1997 Stock Plan, as amended April 2000 (the "COMPANY STOCK OPTION PLAN"), shall be assumed by FindWhat or Subcorp, and Comet agrees to take all action necessary to effect the termination of all Comet stock options at the Effective Time in accordance with their terms, including but not limited to, the giving of any notice required under any agreements relating to the Comet stock options.

         Section 2.6 Dissenting Shares.

                  (a) Notwithstanding anything in this Agreement to the contrary, shares of Comet Capital Stock outstanding immediately prior to the Effective Time and held by a Comet Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares ("DISSENTING SHARES") in accordance with Section 262 of the DGCL, if such
Section 262 provides for appraisal rights for such shares in the Merger ("APPRAISAL RIGHTS"), shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(a) and instead such holder of Dissenting Shares (each, a "DISSENTING COMET HOLDER") shall be entitled to receive payment of the appraised value of such Dissenting Shares (the "APPRAISED VALUE") in exchange for the Dissenting Shares in accordance with the provisions of such Section 262 unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If the Closing occurs prior to the expiration of the Appraisal Exercise Period (as defined in Section 2.6(b)), any Comet Stockholder who has not voted in favor of the Merger or consented thereto in writing shall be deemed to be a Dissenting Comet Holder and such holder's shares of Comet Capital Stock shall be deemed to be Dissenting Shares for purposes of this Section 2.6 and the Escrow Agreement. If, after the later of the Effective Time and the expiration of the Appraisal Exercise Period, any such holder fails to perfect or withdraws or otherwise loses his Appraisal Rights, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon, upon the surrender in the manner provided in Section 2.3 of the Certificate(s) which formerly represented shares of Comet Capital Stock. Comet shall give FindWhat prompt notice of any demands received by Comet for Appraisal Rights and, prior to the Effective Time, FindWhat shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Comet shall not, except with the prior written consent of FindWhat, make any payment with respect to, or settle or offer to settle, any such demands.

                  (b) Concurrently with the execution of this Agreement, Comet shall deliver a notice that complies in all respects with the requirements for such notice under Section 262(d)(2) of the DGCL (the "SUPPLEMENTAL APPRAISAL RIGHTS NOTICE") to all Comet Stockholders, and shall provide a copy of such notice to FindWhat. Comet shall give FindWhat prompt notice of any demands received by Comet in respect of such Appraisal Rights and shall provide FindWhat with a list of all Dissenting Holders who have perfected their appraisal rights by the end of the 20-day period during which such holders may exercise such rights pursuant to Section 262 of the DGCL, as set forth in the Supplement Appraisal Rights Notice (the "APPRAISAL EXERCISE PERIOD"). Notwithstanding anything to the contrary contained in this Agreement, to the extent any Comet Stockholder (i) shall have perfected its Appraisal Rights prior to the earlier of the Effective Time and the expiration of the Appraisal Exercise Period and become a Dissenting Comet Holder in accordance with Section 2.6(a), or (ii) shall have been deemed to be a Dissenting Comet Holder in accordance with
Section 2.6(a), the Exchange Agent shall transfer to the Escrow Agent all amounts which would otherwise have been allocable to each such holder's Dissenting Shares (or deemed Dissenting Shares) pursuant to this ARTICLE II, together with (y) $0.20 multiplied by the aggregate number of such Dissenting Shares plus (z) an allotment of $100,000 for attorneys' fees in connection with Appraisal Rights, to be held in escrow pursuant to the terms of the Escrow Agreement.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF FINDWHAT AND SUBCORP

         In order to induce Comet to enter into this Agreement, FindWhat and Subcorp hereby represent and warrant to Comet that the statements contained in this ARTICLE III are true, correct and complete.

         Section 3.1 Organization and Standing. Each of FindWhat, Subcorp and each other subsidiary of FindWhat is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its state of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of FindWhat, Subcorp and each other subsidiary of FindWhat is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect (as defined in Section 8.2(b)) on FindWhat and its subsidiaries, taken as a whole. FindWhat is not in default in the performance, observance or fulfillment of any provision of the FindWhat Articles of Incorporation, as amended (the "FINDWHAT ARTICLES"), or the FindWhat Amended and Restated Bylaws, as amended, as in effect on the date hereof (the "FINDWHAT BYLAWS"), and Subcorp and each other subsidiary of FindWhat is not in default in the performance, observance or fulfillment of any provisions of its Certificate of Incorporation or Bylaws. FindWhat has heretofore furnished to Comet complete and correct copies of the FindWhat Articles and the FindWhat Bylaws and the Certificate of Incorporation and Bylaws of Subcorp and each other subsidiary of FindWhat. Listed in Schedule 3.1 is each jurisdiction in which FindWhat, Subcorp and each other subsidiary of FindWhat is qualified to do business and whether FindWhat, Subcorp or such subsidiary is in good standing as of the date of this Agreement.

         Section 3.2 Corporate Power and Authority. Each of FindWhat and Subcorp has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by FindWhat and Subcorp have been duly authorized by all necessary corporate action on the part of each of FindWhat and Subcorp. This Agreement has been duly executed and delivered by each of FindWhat and Subcorp, and constitutes the legal, valid and binding obligation of each of Subcorp and FindWhat enforceable against each of them in accordance with its terms.

         Section 3.3 Capitalization of FindWhat and Subcorp.

                  (a) The authorized capital stock of FindWhat consists of 50,000,000 common shares (the "FindWhat Common Shares") and 500,000 preferred shares ("FindWhat Preferred Shares"). At the close of business on December 31, 2003, (i) 21,427,528 FindWhat Common Shares, par value of $.001, were issued of which 21,420,528 were outstanding, (ii) 7,000 FindWhat Common Shares were held as treasury stock (which does not include FindWhat Common Shares reserved for issuance as set forth in clause (a)(iii) below), (iii) 295,000 FindWhat Common Shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by FindWhat, not including FindWhat's 1999 Stock Incentive Plan or the FindWhat Stock Option Plan (as defined in Section 5.2(g)), (iv) 6,200,000 FindWhat Common Shares reserved for issuance under FindWhat's 1999 Stock Incentive Plan, including 3,806,501 FindWhat Common Shares reserved for issuance under outstanding stock options, and (v) no FindWhat Preferred Shares, par value of $.001 were issued and outstanding. All FindWhat Common Shares are, and all FindWhat Common Shares to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and each outstanding share of FindWhat Common Shares has not been, and all FindWhat Common Shares to be issued in connection with the Merger will not be, issued in violation of any preemptive or similar rights. As of the date hereof, other than as set forth in the second sentence hereof or in Schedule 3.3(a), there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase, transfer or registration by FindWhat of any equity securities of FindWhat, nor are there outstanding any securities that are convertible into or exchangeable for any shares of FindWhat capital stock and neither FindWhat nor any subsidiary of FindWhat has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of FindWhat or any predecessor. The issuance and sale of all of the

FindWhat Common Shares described in this Section 3.3(a) have been in compliance in all material respects with federal and state securities laws. Set forth in
Schedule 3.3(a) is an accurate and complete list of the names of all holders of options to purchase FindWhat Common Shares, the number of shares issuable to each such holder upon exercise of such option, and the exercise price and vesting schedule with respect thereto. Except as set forth in Schedule 3.3(a), as of the date hereof, FindWhat has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any person or entity (which rights are currently exercisable); complete and correct copies of all such agreements have previously been provided to Comet.

                  (b) Subcorp's authorized capital stock consists solely of 1,000 shares of Subcorp Common Stock, of which, as of the date hereof, 100 were issued and outstanding and none were reserved for issuance. As of the date hereof, all of the outstanding shares of Subcorp Common Stock are owned by FindWhat free and clear of any liens, claims or encumbrances.

                  (c) FindWhat does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries set forth in Schedule 3.3(c). Except as set forth in Schedule 3.3(c), FindWhat is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity or any other person. Except as set forth in Schedule 3.3(c), FindWhat owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of FindWhat's subsidiaries. Each of the outstanding shares of capital stock of each of FindWhat's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by FindWhat free and clear of all Encumbrances ("ENCUMBRANCES" means any charge, claim, mortgage, servitude, easement, right of way, covenant, equitable interest, lease or other possessory interest, conditional sale or other title retention arrangement, lien, option, pledge, security interest, preference, priority, right of first refusal or similar restriction). The following information for each subsidiary of FindWhat is set forth in Schedule 3.3(c), as applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in Schedule 3.3(c), there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary of FindWhat, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of any subsidiary of FindWhat, and neither FindWhat nor any subsidiary of FindWhat has any obligation of any kind to issue any additional securities of any subsidiary of FindWhat or to pay for or repurchase any securities of any subsidiary of FindWhat or any predecessor thereof.

         Section 3.4 Conflicts; Consents and Approvals. Except as set forth in
Schedule 3.4, neither the execution and delivery of this Agreement by FindWhat or Subcorp nor the consummation of the transactions contemplated hereby or thereby will:

                  (a) conflict with, or result in a breach of any provision of, the FindWhat Articles or the FindWhat Bylaws, the Subcorp Certificate of Incorporation or Bylaws or the governing documents of any other subsidiary of FindWhat;

                  (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of FindWhat or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which FindWhat or any of its subsidiaries is a party, including without limitation, any Contract;

                  (c) violate any (i) order, writ, injunction, decree, statute, ruling, assessment, or arbitration or award of any Governmental Authority ("GOVERNMENTAL AUTHORITY" means any (A) nation, region, state, county, city, town, village, district or other jurisdiction, (B) federal, state, local, municipal, foreign or other government, (C) federal, state, local municipal, foreign or multi-national court, arbitral tribunal, administrative agency or commission or (D) other governmental, quasi-governmental, public, or regulatory body, agency, instrumentality or authority of any nature; (E) multi-national organization; (F) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature or (G) official of any of the foregoing) or arbitrator and any Contract with any Governmental Authority pertaining to compliance with any law; or (ii) Applicable Law relating to FindWhat or any of its subsidiaries or their respective properties or assets; or

                  (d) require any action or consent or approval of, or review by, or registration or filing by FindWhat or any of its affiliates with, any third party or any Governmental Authority, other than (i) authorization for inclusion of the FindWhat Common Shares to be issued in the Merger and the transactions contemplated hereby on the Nasdaq National Market (the "NASDAQ"), subject to official notice of issuance, (ii) filings or other actions required under federal and state securities laws as are contemplated by this Agreement, and (iv) consents or approvals of any Governmental Authority set forth in
Schedule 3.4; except, in the case of clause (b) as set forth in Schedule 3.4 and which would not, individually or in the aggregate, have a Material Adverse Effect on FindWhat and its subsidiaries taken as a whole.

         Section 3.5 Brokerage and Finders' Fees. Except as set forth in
Schedule 3.5, neither FindWhat nor any stockholder, director, officer or employee thereof has incurred or will incur on behalf of FindWhat or any of its affiliates any brokerage, finders' or similar fee in connection with the transactions contemplated by this Agreement.

         Section 3.6 FindWhat SEC Documents. FindWhat has timely filed with the Commission all forms, reports, schedules, statements and other documents (including exhibits and other information incorporated therein) required to be filed by it since January 1, 2000 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "FINDWHAT SEC DOCUMENTS"). No subsidiary of FindWhat is required to file any form, report, registration statement, prospectus or other document with the

Commission. The FindWhat SEC Documents, including, without limitation, any financial statements or schedules included in the FindWhat SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively and, in the case of any FindWhat SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing)
(a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of FindWhat (including the related notes) included in the FindWhat SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any FindWhat SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB of the Commission), and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in amount) in all material respects the consolidated financial position of FindWhat and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as set forth in Schedule 3.6, from the date of incorporation FindWhat has maintained its books of account in accordance in all material respects with Applicable Law and all books and records are complete and correct in all material respects, fairly and accurately reflect the income, expenses, assets and liabilities of FindWhat and its subsidiaries in all material respects, including the nature thereof and the transactions giving rise thereto, and provide a fair and accurate basis for the preparation of the financial statements of FindWhat included in the FindWhat SEC Documents.

         Section 3.7 Compliance with Law. Except as set forth in Schedule 3.7, FindWhat and each of its subsidiaries is in compliance, in all material respects, and at all times since January 1, 2002 has been in compliance, in all material respects, with all applicable constitutions, laws, statutes, treaties, orders, rules, regulations, ordinances, notices, approvals, policies or guidelines promulgated, or judgments, decisions, decrees, or orders of any Governmental Authority, and all Contracts with any Governmental Authority relating to compliance with any of the foregoing (collectively, "APPLICABLE LAWS") relating to it, its subsidiaries or their respective businesses or properties. Except as set forth in Schedule 3.7, no investigation or review by any Governmental Authority with respect to FindWhat or any of its subsidiaries is pending, or, to the knowledge of FindWhat, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same.

         Section 3.8 Litigation. Schedule 3.8 sets forth each instance in which FindWhat or a subsidiary of FindWhat is subject to any action, arbitration, audit, examination, suit, proceeding, hearing, or litigation, whether formal or informal, and whether public or private commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator ("ACTION") pending or, to the knowledge of FindWhat, threatened against FindWhat. Since January 1, 2002, neither FindWhat nor any of its subsidiaries has been subject to any order, writ, injunction or decree relating to its method of doing business or its relationship with past, existing or future users or purchasers of any goods or services.

         Section 3.9 No Material Adverse Change. Except as set forth in Schedule 3.9, since January 1, 2002, there has been no material adverse change in the assets, liabilities, business prospects, results of operations or financial condition of FindWhat and its subsidiaries taken as a whole or any event, occurrence or development that would reasonably be expected to have a Material Adverse Effect (as defined in Section 8.2(b)) on FindWhat and its subsidiaries taken as a whole.

         Section 3.10 Subcorp. Subcorp was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Subcorp has not, and at the Effective Time will not have, engaged in any activities or incurred any obligations or liabilities, except the activities relating to the transactions contemplated by this Agreement and obligations and liabilities incurred in connection with those activities and with the transactions contemplated by this Agreement.

         Section 3.11 Full Disclosure. The representations and warranties contained in this ARTICLE III, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact which would result in a Material Adverse Effect.

         Section 3.12 Merger Consideration. There is no arrangement, plan or present intention that FindWhat or its affiliates will reacquire any FindWhat Common Shares to be issued as Merger Consideration, nor does FindWhat or any of its affiliates have any right to reacquire such FindWhat Common Shares.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF COMET

         In order to induce Subcorp and FindWhat to enter into this Agreement, Comet hereby represents and warrants to FindWhat and Subcorp that the statements contained in this ARTICLE IV are true, correct and complete.

         Section 4.1 Organization and Standing. Comet is a corporation duly organized and validly existing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Comet is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses, or operates requires it to so qualify, be licensed or be in good standing, except where the failure to be so qualified, licensed or in good standing in such jurisdiction would not have a Material Adverse Effect on Comet. Comet is not in default in the performance, observance or fulfillment of any provision of its Sixth Amended and Restated Certificate of Incorporation, as amended (the "COMET CERTIFICATE"), or its Bylaws, as in effect on the date hereof (the "COMET BYLAWS"). Comet has heretofore furnished to FindWhat complete and correct copies of the Comet Certificate and the Comet Bylaws, each as in effect on the date hereof. Listed in Schedule 4.1 is each jurisdiction in which Comet is qualified or licensed to do business and, whether Comet is in good standing or the local law equivalent as of the date of the Agreement.

         Section 4.2 Subsidiaries. Comet does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise. Comet is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

         Section 4.3 Corporate Power and Authority. Comet has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to approval of the Merger and the transactions contemplated hereby by Comet Stockholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Comet have been duly authorized by all necessary corporate action on the part of Comet, subject to approval of the Merger and the transactions contemplated hereby by Comet Stockholders in accordance with Section 4.23. This Agreement has been duly executed and delivered by Comet and constitutes the legal, valid and binding obligation of Comet enforceable against it in accordance with its terms.

         Section 4.4 Capitalization of Comet.

                  (a) The authorized capital stock of Comet consists of 45,000,000 shares of Comet Common Stock and 5,392,854 shares of Preferred Stock, par value $0.001 per share (the "COMET PREFERRED STOCK," and collectively with the Comet Common Stock, the "COMET CAPITAL Stock"). The Comet Preferred Stock consists of four series: (i) 1,191,189 shares are designated as "SERIES A PREFERRED STOCK", (ii) 1,575,955 shares are designated as "SERIES B PREFERRED STOCK", (iii) 2,405,710 shares are designated as "SERIES C PREFERRED Stock" of which 2,399,805 shares are issued and outstanding (the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are sometimes collectively referred to as the "COMET SENIOR PREFERRED STOCK"), and (iv) 220,000 shares are designated as "SERIES M PREFERRED STOCK." As of the date hereof, (A) 8,353,454 shares of Comet Common Stock are issued and outstanding,
(B) 2,374,597 shares of Comet Common Stock are reserved for issuance under the Company Stock Option Plan, and (C) 5,386,949 shares of Comet Preferred Stock are issued and outstanding and are convertible into 15,720,847 shares of Comet Common Stock. As of the date hereof, other than as set forth in this Section 4.4(a) or Schedule 4.4(a), there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase, transfer or registration by Comet of any equity securities of Comet, nor are there outstanding any securities that are convertible into or exchangeable for any shares of Comet Capital Stock, and neither Comet nor any subsidiary of Comet has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Comet or any predecessor of Comet. The issuance and sale of all of the Comet Common Stock described in this Section 4.4(a) have been in compliance in all material respects with federal and state securities laws. To the knowledge of Comet, the Comet stock records are true, correct and complete in all material respects.

                  (b) The aggregate Senior Liquidation Preference (as defined in the Comet Certificate) to which the Comet Senior Preferred Stock will be entitled upon Closing is equal to

$29,700,245 less 12% of such amount, to which the Series M Preferred Stock will be entitled upon Closing.

         Section 4.5 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by Comet, nor the consummation of the transactions contemplated hereby or thereby will:

                  (a) conflict with, or result in a breach of any provision of, the Comet Certificate or the Comet Bylaws;

                  (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Comet under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Comet is a party, including without limitation any Contract, except as set forth in
Schedule 4.5(b) and that would not, individually or in the aggregate, have a Material Adverse Effect on Comet;

                  (c) violate any (i) order, writ, injunction, decree, ruling, assessment, arbitration, or award of any Governmental Authority or arbitrator and any Contract with any Governmental Authority pertaining to compliance with any law; or (ii) Applicable Law relating to Comet or any of their respective properties or assets that would not, individually or in the aggregate, have a Material Adverse Effect on Comet; or

                  (d) require any action or consent or approval of, or review by, or registration or filing by Comet or any of its affiliates with, any third party or any Governmental Authority, other than (i) approval of the Merger and the transactions contemplated hereby by, whether by vote or by written consent of the Comet Stockholders as described in Section 4.23, (ii) filings or other actions required under federal and state securities laws as are contemplated by this Agreement, and (iii) consents or approvals of any Governmental Authority that would not, individually or in the aggregate, have a Material Adverse Effect on Comet.

         Section 4.6 Brokerage and Finders' Fees. Except as set forth in
Schedule 4.6, neither Comet nor any stockholder, director, officer or employee thereof, has incurred or will incur on behalf of Comet or any of its affiliates, any brokerage, finders' or similar fee in connection with the transactions contemplated by this Agreement.

         Section 4.7 Comet Business Metrics. Schedule 4.7 sets forth the 2003 non-financial monthly operating metrics for Comet's business (the "OPERATING METRICS"). The Operating Metrics are accurate in all material respects. Comet maintains an adequate system for accurately compiling the Operating Metrics. To the knowledge of Comet, except as a direct result of the transactions contemplated by this Agreement, there are no trends or facts specific to the Comet business to indicate that any of the Operating Metrics will materially decrease in the foreseeable future.

         Section 4.8 Comet Audited Financial Statements.

                  (a) From its date of incorporation Comet has, in all material respects, maintained its minute books, stock books, stock ledgers, quota registers and other local equivalents in accordance with Applicable Law and sound business practices. The minute books of Comet contain accurate and complete records of all proceedings, consents and meetings held of, and corporate action taken by, their stockholders, the boards of directors, and committees of the boards of directors, and other governing bodies, as applicable, and no meeting of any such stockholders, board of directors, committee or other governing body has been held for which minutes have not been prepared and are not contained in such minute books. Comet has, in all material respects, maintained its books of account in accordance with Applicable Law and sound business practices and has maintained an adequate system of internal controls. Such books of account of Comet are complete and correct in all material respects, and fairly and accurately reflect the income, expenses, assets and liabilities of Comet, including the nature thereof and the transactions giving rise thereto, and provide a fair and accurate basis for the preparation of the Comet Audited Financial Statements. The signatures appearing on all documents contained in such books of account are the true signatures of the persons purporting to have signed the same, and copies thereof have been provided to FindWhat.

                  (b) Each of the Comet Audited Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, and (ii) fairly present the financial condition and results of operations of Comet as of the dates thereof and for the periods indicated therein. For purposes of this Agreement, the term "COMET AUDITED FINANCIAL STATEMENTS" means the audited balance sheets of Comet for the fiscal years ending as of December 31, 2002 and December 31, 2003 and the related audited statements of income and cash flow. The Comet Audited Financial Statements are attached as Schedule 4.8.

         Section 4.9 Compliance with Law. Comet is in compliance, in all material respects, and at all times since January 1, 2002 have been in compliance, in all material respects, with all Applicable Laws relating to Comet or its respective businesses or properties. No investigation or review by any Governmental Authority with respect to Comet is pending, or, to the knowledge of Comet, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same.

         Section 4.10 Litigation. Schedule 4.10 sets forth each instance in which Comet is subject to an Action pending, or to the knowledge of Comet, threatened against Comet. Since January 1, 2002, Comet has not been subject to any order, writ, injunction or decree relating to its method of doing business or its relationship with past, existing or future users or purchasers of any goods or services.

         Section 4.11 No Material Adverse Change. To the knowledge of Comet, since January 1, 2002, there has been no change in the assets, liabilities, results of operations, business prospects, or financial condition of Comet or any event, occurrence or development specific to the Comet business that would reasonably be expected to have a Material Adverse Effect on Comet.

         Section 4.12 Taxes. Except as otherwise provided on Schedule 4.12:

                  (a) Comet has timely filed all Tax Returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Comet prior to the date hereof, and will file all Tax Returns and extension requests which are due prior to the Closing Date. All such Tax Returns and reports, when filed, were true and correct and Comet has within the time and manner prescribed by Applicable Law paid or, prior to the Effective Time, will pay all Taxes, interest and penalties required to be paid in respect of the periods covered by such returns or reports or otherwise due to any federal, state, foreign, local or other taxing authority other than Taxes that are not yet delinquent have not been finally determinted, and have been adequately reserved against. Comet does not have any liability for Taxes that is in excess of the amount reserved on the Comet Audited 2003 Balance Sheet, or any more recent balance sheet. Comet has not requested or filed any document having the effect of causing any extension of time within which to file any returns in respect of any fiscal year which have not since been filed. Comet has not received notice of any deficiencies for any Tax from any taxing authority, against Comet. Comet is not the subject of any currently ongoing Tax audit. All Taxes with respect to completed or settled audit examinations have been paid. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax, other than those made in the ordinary course. Comet has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of Comet (other than liens for Taxes not yet due).

                  (b) Other than in the ordinary course of the operation of its business, Comet is not obligated by any contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Other than in the ordinary course of the operation of its business, Comet is not now or has ever been a party to or bound by any agreement or arrangement (whether or not written and including, without limitation, any arrangement required or permitted by law) binding Comet that (i) requires Comet to make any Tax payment to or for the account of any other person or (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of Comet.

                  (c) Comet has withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                  (d) Comet has not agreed to and is not required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by Comet or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or operations of Comet.

                  (e) Comet is not subject to any private letter ruling of the Internal Revenue Service or comparable ruling of other Governmental Authorities.

                  (f) Comet is not and has never been, a United States real property holding corporation (as defined in section 897(c)(2) of the United States Internal Revenue Code of 1986, as amended) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

                  (g) Comet does not have a permanent establishment in any foreign country.

                  (h) Except for the group for which Comet is presently a member, Comet has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation.

                  (i) No material elections with respect to Taxes have been made by Comet as of the date of this Agreement.

                  (j) To Comet's knowledge, Comet is in material compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements, or Tax orders of any Governmental Authority to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any material adverse effect on such compliance.

                  (k) Comet has not participated in an international boycott as defined in Section 999 of the Code (or any similar provision of state, local or foreign law).

                  (l) Comet has not been a distributing corporation with respect to Section 355 of the Code.

                  (m) Comet has not received a Tax opinion with respect to any transaction relating to Comet other than a transaction in the ordinary course of business.

                  (n) As used in this Agreement, "TAX RETURNS" means all federal, state, local and foreign Tax returns, reports, estimates, declarations, schedules, information returns, reports and forms, and any amendments to any of the foregoing relating to Taxes, required to be filed with any Governmental Authority.

                  (o) As used in this Agreement, "TAXES" or "TAX" means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, premium, sales and use, ad valorem, transfer, gains, profit, windfall profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, employment, disability, payroll, license, estimated, customs duties, severance or withholding taxes, other taxes or similar charges of any kind imposed by a Governmental Authority.

         Section 4.13 Tax Matters. The following provisions shall govern the allocation of responsibility as between FindWhat and Comet:

                  (a) Tax Periods Ending on or Before the Closing Date. FindWhat shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Comet for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date. Notwithstanding any other provision in this Agreement to the contrary, Comet shall reimburse FindWhat for Taxes of Comet with respect to such periods within fifteen (15) days after payment by FindWhat or Comet of such Taxes to the extent such Taxes are not reserved on the Closing Date Balance Sheet.

                  (b) Tax Periods Beginning Before and Ending After the Closing Date. FindWhat shall prepare or cause to be prepared and filed or cause to be filed any Tax Returns of Comet (or Subcorp as the survivor of Comet) for Tax periods which begin before the Closing Date and end after the Closing Date. Comet shall reimburse FindWhat for any Taxes which have not been reserved on the Closing Date Balance Sheet to the extent such Taxes were attributable to periods on or before the Closing Date.

                  (c) Cooperation on Tax Matters. Comet shall cooperate fully, as and to the extent reasonably requested by FindWhat, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.

                  (d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any state gains tax, transfer tax and any similar tax imposed in any state or subdivision), shall be paid by FindWhat when due, and FindWhat will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law.

         Section 4.14 Intellectual Property.

                  (a) Set forth in Schedule 4.14(a) is an accurate and complete list of all material foreign and domestic patents, patent applications, invention disclosures, trademarks, service marks, trade names, internet domain names (and any registrations or applications for registration for any of the foregoing trademarks, service marks, trade names and internet domain names) and all material copyright applications and registrations and all other material Intellectual Property rights owned, licensed, or used by Comet and all agreements to which Comet is a party which materially affect any Intellectual Property. Other than the Intellectual Property set forth in Schedule 4.14(a) (the "COMET INTELLECTUAL PROPERTY"), no material trade name, internet domain name, know-how, patent, invention, trade secret, proprietary right, computer software (other than off-the-shelf), trademark, service mark, trade name, logo, copyright, franchise, license, sublicense, or other such right is necessary for the operation of the business of Comet in substantially the same manner as such business is presently conducted. Except as set forth in Schedule 4.14(a): (i) Comet owns, free and clear of any Encumbrances, including without limitation the moral rights of any third party (including without limitation any Comet Employees or Comet Consultants (as defined in Section 4.17(b)), or has sufficient rights to, the Comet Intellectual Property; (ii) no written claim of invalidity or ownership with respect to the Comet Intellectual Property has been made by a third party and such Comet Intellectual Property is not the subject of any pending or, to the knowledge of Comet, threatened Action; (iii) no person or entity has asserted in writing to Comet that Comet or licensee of Comet is infringing, in any material respect, or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or has, in any material respect, misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (iv) all fees, annuities, royalties, honoraria and other payments which are due from Comet on or before the date of this Agreement under any of the Comet Intellectual Property and agreements relating to the Comet Intellectual Property have been paid; to the knowledge of Comet, except as limited by the terms of any license relating thereto, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, disposal, modification, display, transmission or publishing of any process, machine, manufacture, composition of matter, or material related to any part of the Comet Intellectual Property, does not and will not infringe in any material respect any domestic or foreign patent, trademark, service mark, trade name, copyright, moral right or other intellectual property right of any third party, and does not in any material respect involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party; (vi) to the knowledge of Comet, no unexpired foreign or domestic patents or patent applications exist that are adverse to the material interests of Comet; (vii) to the knowledge of Comet there exists no (A) prior act that would void or invalidate any of the Comet Intellectual Property or (B) conduct or use by Comet or any third party that would void or invalidate any of the Comet Intellectual Property; and (viii) the execution, delivery and performance of this Agreement by Comet, and the consummation of the transactions contemplated hereby, will not materially breach, violate or conflict with any instrument or agreement governing or arising out of the Comet Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Comet Intellectual Property or in any material respect impair the right of Comet, subject to Section 4.14(a)(v), to make, use, sell, license or dispose of, distribute, modify, display or transmit, or to bring any action for the infringement of, any Comet Intellectual Property.

                  (b) Comet has taken reasonable and appropriate steps to safeguard and maintain the secrecy and confidentiality of all material trade secrets, and to the extent required by Applicable Law, material patent applications and their related inventions prior to the issuance of a patent registration contained in the Comet Intellectual Property (including entering into appropriate confidentiality and nondisclosure agreements with all appropriate officers, directors, employees and third-party consultants of Comet). Comet has taken reasonable and appropriate steps to safeguard and maintain ownership of all material trade secrets, copyrights and patents contained in the Comet Intellectual Property which it owns (including entering into appropriate agreements with all officers, directors, employees and third-party consultants of Comet as necessary to safeguard, maintain and vest ownership of such rights in Comet).

         Section 4.15 Title to and Condition of Properties. Comet owns or has the right to use under valid leases, subleases and licenses all real property, plants, machinery and equipment necessary for the conduct of the business of Comet as presently conducted.

         Section 4.16 Employee Benefit Plans.

                  (a) As used in this Agreement, the following terms have the meanings given below:

                  "BENEFIT OBLIGATIONS" means the present value of estimated future benefits earned to date.

                  "COMET CONTROLLED GROUP LIABILITY" means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, the group health plan requirements of Section 701 et seq. of ERISA or the requirements of the HIPAA Privacy Rule, and (v) under corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Comet Plans.

                  "COMET EMPLOYEE" means a person who is, as of the Effective Time, an active or inactive employee of Comet or any of its subsidiaries.

                  "COMET PLANS" means all material employee benefit plans, programs and other arrangements providing benefits to any current or former employee, officer, director or consultant (or any beneficiary or dependent thereof) in respect of services provided to Comet, and whether covering one person or more than one person, sponsored or maintained by Comet or to which Comet contributes (or is obligated to contribute) or has any liability. Without limiting the generality of the foregoing, the term "Comet Plans" includes each "employee pension benefit plan" as defined in Section 3(2) of ERISA, each "employee welfare benefit plan" as defined in Section 3(1) of ERISA, and each agreement, plan, program, fund, policy, contract or arrangement (whether written or unwritten) providing compensation, benefits, pension, retirement, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, cafeteria, life insurance, death benefit, sick pay, disability, supplemental unemployment, severance, termination, indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits covering any employee, former employee, or the beneficiaries and dependents of any employee or former employee, regardless of whether it is mandated under local law, voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or non-contributory.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

                  "ERISA AFFILIATE" means any trade or business (whether or not incorporated) under common control or treated as a single employer with Comet within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA..

                  "HIPAA PRIVACY RULE" means those regulations pertaining to the standards for privacy of individually identifiable health information that were issued by the U.S. Department of Health and Human Services and are set forth at 45 C.F.R. Parts 160 and 164 (Subparts A and E), as the same may be amended and modified from time to time.

                  "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

                  "MULTIPLE EMPLOYER PLAN" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of Comet or any ERISA Affiliate and at least one entity other than Comet and its ERISA Affiliates or (b) was so maintained and in respect of which Comet or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

                  (b) Schedule 4.16(b) lists all Comet Plans. With respect to each Comet Plan, Comet has made available to FindWhat a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Comet Plan, including without limitation all plan documents (including amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any;
(v) the most recent determination letter from the Internal Revenue Service, if any, and any reports of nondiscrimination testing including ADP and ACP testing prepared for the 2003 plan year. Except as specifically provided in the documents made available to FindWhat pursuant to the preceding sentence, there are no amendments to any Comet Plan that have been adopted or approved nor has Comet undertaken to make any such amendments or to adopt or approve any new Comet Plan.

                  (c) Each Comet Plan which is intended to be qualified under
Section 401(a) of the Code has received or applied for a favorable determination letter which takes into account the Tax Reform Act of 1986 and subsequent legislation for which a determination letter is available from the Internal Revenue Service. Comet is not aware of any circumstances likely to result in revocation of any such favorable determination letter or any circumstances that could adversely affect the qualified status of any Comet Plan that is a Qualified Plan or its related trust.

                  (d) All material contributions required to be made by Comet or any of its respective ERISA Affiliates to any Comet Plan by Applicable Laws or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full or accrued in accordance with GAAP.

                  (e) Each Comet Plan has been maintained and administered in material compliance with its terms and Applicable Law, including ERISA and the Code including, without limitation, all material reporting and disclosure obligations to all governmental entities and all participants and beneficiaries. There is not now, and there are no existing circumstances that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Comet Plan or the imposition of any lien on the assets of Comet or any of its respective ERISA Affiliates under ERISA or the Code with respect to an Comet Plan. Any Benefit Obligations under any Comet Plan as of the Closing Date have been appropriately reflected on the books and records of the Comet Plan sponsor in accordance with Applicable Law, past practices and GAAP. All Benefit Obligations under any Comet Plans as of the Closing Date will, to the extent required by Applicable Law, be fully covered by cash, insurance contracts, or other assets set aside for this purpose, the fair market value of which shall be no less than the amount of such Benefit Obligations.

                  (f) No Comet Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Comet Plan is a Multiemployer Plan or a Multiple Employer Plan, nor has Comet or any of its respective ERISA Affiliates, at any time within six years before the date hereof, maintained, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan or any plan covered by Section 412 of the Code or Title IV of ERISA.

                  (g) There does not now exist, and there are no existing circumstances that could reasonably be expected to result in any material Comet Controlled Group Liability that would be a liability of Comet following the Closing. Without limiting the generality of the foregoing, neither Comet nor any of its respective ERISA Affiliates has engaged in any transaction described in
Section 4069 or Section 4204 of ERISA.

                  (h) Except for health continuation coverage as required by
Section 4980B of the Code or Part 6 of Title I of ERISA (or other Applicable
Law) and except as set forth in Schedule 4.16(h), Comet has no material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof. To the knowledge of Comet, there has been no communication to employees of Comet that would reasonably be expected or interpreted to promise or guarantee such employees retiree health or life insurance benefits or other retiree death benefits.

                  (i) With respect to the Comet Plans that are "group health plans" under Section 4980B of the Code, under Section 607(1) of ERISA or under the HIPAA Privacy Rule, Comet and each of its ERISA Affiliates has timely complied in all material respects with all requirements imposed under Section 4980B of the Code, Section 503 and Parts 6 and 7 of ERISA, and the HIPAA Privacy Rule. Comet or ERISA Affiliate has any liability, loss, assessment, tax penalty, or other sanction with respect to any failure to comply with such requirements.

                  (j) Except as set forth in Schedule 4.16(j), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Comet. Without limiting the generality of the foregoing, no amount paid or payable by Comet in connection with the transactions contemplated hereby, either solely as a result thereof or as a result of such transactions in conjunction with any other events, will be an "excess parachute payment" within the meaning of Section 280G of the Code.

                  (k) There are no pending, or to the knowledge of Comet threatened, claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against the Comet Plans, any fiduciaries thereof with respect to their duties to the Comet Plans or the assets of any of the trusts under any of the Comet Plans that would reasonably be expected to result in any material liability of Comet to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

                  (l) Schedule 4.16(l) sets forth the names of all directors and officers of Comet, and the total current salary, bonus eligibility, and fringe benefits and perquisites (to the extent such fringe benefits or perquisites would have to be disclosed under Item 402(b) of Regulation S-K assuming each such person was a named executive officer) each will receive in the Comet fiscal year ending December 31, 2004. Schedule 4.16(l) also lists and describes the current compensation of any other employee of Comet whose total current salary and maximum bonus eligibility exceeds $150,000 annually. Schedule 4.16(l) also sets forth the liability of Comet for deferred compensation under any deferred compensation plan, excess plan or similar arrangement (other than pursuant to Qualified Plans) to each such director, officer and employee and to all other employees as a group, together with the value, as of the date specified thereon, of the assets (if any) set aside in any grantor trust(s) to fund such liabilities. Except as disclosed in Schedule 4.16(l), there are no other material forms of compensation paid to any such director, officer or employee of Comet. Except as set forth in Schedule 4.16(l), no officer, director, or employee of Comet or any other affiliate of Comet, or any immediate family member of any of the foregoing, provides or causes to be provided to Comet any material assets, services or facilities and Comet does not provide or cause to be provided to any such officer, director, employee or affiliate, or any immediate family member of any of the foregoing, any material assets, services or facilities. Comet's maximum aggregate liability under the Comet Bonus Plan (as defined in Section 5.3(h)) does not exceed $1,000,000.

                  (m) No Comet Plan is subject to the laws of any jurisdiction outside of the United States.

         Section 4.17 Contracts. Schedule 4.17 lists as of the date hereof, and Comet has provided FindWhat with complete and accurate copies of, each Contract ("CONTRACT" means all written and oral contracts, agreements, guarantees, licenses and executory commitments, other than Comet Plans and real property leases) to which Comet is a party and which falls within any of the following categories:

                  (a) Contracts not entered into in the ordinary course of Comet's business and that involve expenditures or receipts by Comet of $10,000 per month;

                  (b) Joint venture, partnership, strategic alliances and other Contracts (however named) involving a sharing of profits, losses, costs or liabilities;

                  (c) Portal and like agreements which involve payments of more than $10,000 in any one month during the past 6 months;

                  (d) Contracts which are service contracts, (including without limitation outsourcing agreements, application service provider agreements, hosting agreements and data center management agreements) software license agreements or equipment leases or which require the delivery of goods or materials and which involve payments of more than $25,000 in any one month during the past 6 months;

                  (e) Contracts containing covenants purporting to limit the freedom of Comet to compete in any line of business or in any geographic area or to hire any individual or group of individuals (including without limitation any software license agreements that authorize or permit Comet to use the applicable software only in particular business lines, languages or geographic areas);

                  (f) Contracts which after the Effective Time would have the effect of limiting the freedom of FindWhat or its subsidiaries (other than Comet) to compete in any line of business or in any geographic area or to hire any individual or group of individuals;

                  (g) Contracts providing for the payments based on sales, revenue sharing, purchases or profits, other than direct payments for goods or services in excess of $10,000 per month;

                  (h) Powers of attorney that are currently outstanding;

                  (i) Contracts entered into other than in the ordinary course of business that contain or provide for an express undertaking to be responsible for consequential damages;

                  (j) Contracts which contain minimum purchase conditions in excess of $25,000 or requirements or other terms that restrict or limit the purchasing relationships of Comet or its affiliates, or any customer, licensee or lessee thereof;

                  (k) Contracts relating to any outstanding commitment for capital expenditures in excess of $50,000;

                  (l) Contracts relating to the lease, sublease, occupancy, license, installment or conditional sale affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property or personal property involving any annual expense or price in excess of $100,000 and not cancelable by Comet (without premium or penalty) within one month;

                  (m) Contracts with any labor organization, union, employee representative or group of employees;

                  (n) Indentures, mortgages, promissory notes, loan agreements, guarantees of borrowed money, letters of credit or other agreements, instruments or commitments for the borrowing or the lending of money;

                  (o) Contracts providing for the creation of any Encumbrance upon any of the assets of Comet;

                  (p) Contracts involving annual revenues to the business of Comet in excess of 2.5% of Comet's annual revenues during any of their respective past two fiscal years;

                  (q) Contracts providing for "earn-outs", "savings guarantees", "performance guarantees", or other contingent payments involving more than $25,000 per year or $100,000 over the term of the Contract;

                  (r) Contracts with or for the benefit of any affiliate of Comet or immediate family member of any shareholder, director or officer thereof;

                  (s) Contracts involving payments by Comet of more than $10,000 in any one month during the past 6 months;

                  (t) To the knowledge of Comet, any Contracts that purport to limit the ability of the directors, officers, agents or employees of Comet to engage in or continue any conduct, activity or practice relating to the business of Comet, or assign to Comet any rights to any invention, improvement or discovery; and

                  (u) Each amendment, supplement and modification with respect to any of the foregoing.

         All such Contracts and all other contracts that are individually material to the business or operations of Comet are valid and binding obligations of Comet and, to the knowledge of Comet, the valid and binding obligation of each other party. Neither Comet nor, to the knowledge of Comet, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract or of any other Contract that is individually material to the business or operations of Comet. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable under such Contracts.

         Section 4.18 Labor Matters.

                  (a) Schedule 4.18(a) sets forth an accurate and complete list of each works council, union or other labor organization which has to be notified or consulted or with which negotiations need to be conducted in connection with the transaction contemplated by this Agreement and each collective bargaining agreement which has any impact on the terms and conditions of employment with respect to Comet Employees. Where required by Applicable Laws, Comet will have, prior to the Closing Date, properly and timely notified, or where appropriate, consulted or negotiated with, the local works council, union, labor board or relevant Governmental Authority concerning the transactions contemplated by the Agreement.

                  (b) Comet does not have any labor union contracts, collective bargaining agreements or consulting agreements providing for compensation of any individual in excess of $200,000 with any persons employed by Comet or any persons otherwise performing services primarily for Comet ("COMET CONSULTANTS"). Comet has furnished or made available to FindWhat complete and correct copies of all such agreements, contracts, commitments and understandings, whether written or oral covering the Comet Employees or the Comet Consultants. Comet has not materially breached or otherwise materially failed to comply with any provisions of any Comet Employment or Labor Agreement, and, to the knowledge of Comet, there are no grievances outstanding thereunder. There is no labor strike, dispute or stoppage pending or, to the knowledge of Comet, threatened against Comet, and Comet has not experienced any labor strike, dispute or stoppage or other material labor difficulty involving its employees. To the knowledge of Comet, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of Comet.

                  (c) Comet is in material compliance with Applicable Law and their own policies respecting employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, equal pay, civil rights, labor relations, immigration, occupational health and safety and payroll and wage taxes, and any foreign, federal or local human rights act.

                  (d) As of the date of this Agreement or, except as set forth in Schedule 4.18(d) or as required by Applicable Laws, (i) Comet is not a party to any outstanding employment agreements or contracts with officers, managers and directors or Comet Employees that are not terminable at will, or that provide for the payment of any bonus or commission; and (ii) Comet is not a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly Comet Employees.

         Section 4.19 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the audited balance sheet of Comet as of December 31, 2003 contained in the Comet Audited Financial Statements (the "COMET AUDITED 2003 BALANCE SHEET"), (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or (iii) as set forth in Schedule 4.19, to the knowledge of Comet, Comet does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent, choate, inchoate or otherwise and whether due or to become due.

         Section 4.20 Operation of Comet's Business; Relationships.

                  (a) Since December 31, 2002, Comet has not, except in the ordinary course of business consistent with past practice, engaged in any transaction which, if done after execution of this Agreement, would violate in any material respects Section 5.3(d).

                  (b) Since December 31, 2002, and as of the date of this Agreement, no material customer of Comet has indicated that it will stop or materially decrease purchasing materials, products or services from Comet and no material supplier of Comet has indicated that it will stop or materially decrease the supply of materials, products or services to Comet.

         Section 4.21 Permits. Comet is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary in each jurisdiction to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "COMET PERMITS"), except where the failure to be in possession of such Comet Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Comet, and there is no Action pending or, to the knowledge of Comet, threatened regarding any of the Comet Permits which, if successful, would reasonably be expected to have a Material Adverse Effect. Comet is not in conflict with, or in default or violation of any of the Comet Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Comet.

         Section 4.22 Environmental Matters. (a) the properties, operations and activities of Comet are in compliance in all material respects with all applicable Environmental Laws and all past noncompliance of Comet with any Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability;
(b) Comet and the properties and operations of Comet are not subject to any existing, pending or, to the knowledge of Comet, threatened Action by or before any court or Governmental Authority under any Environmental Law; (c) there has been no release, discharge or emission of any Hazardous Material into the environment in violation of applicable Environmental Law by Comet or in connection with their currently leased or formerly leased properties or operations that would have a Material Adverse Effect on Comet or and there has been no release, discharge or emission of any Hazardous Material into the environment in violation of applicable Environmental Law in connection with their currently owned or formerly owned properties or operations; and (d) to the knowledge of Comet, there has been no material exposure in violation of applicable Environmental Law of any person or property to any hazardous substance, pollutant or contaminant in connection with the properties, operations and activities of Comet that could have a Material Adverse Effect on Comet.

         For purposes of this Agreement, the term "ENVIRONMENTAL LAWS" means all federal, state, or local laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes as those terms are defined or identified in any Environmental Law or regulated by any Environmental Permit, including but not limited to petroleum products or by-products, asbestos, and polychlorinated materials (collectively, "HAZARDOUS MATERIALS") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder. For purposes of this Agreement, the term "ENVIRONMENTAL PERMIT" means any permit, approval, license or other authorization required under or issued pursuant to any applicable Environmental Law.

         Section 4.23 Board Recommendation; Required Vote. The board of directors of Comet, at a meeting duly called and held, has by majority vote of those directors present and constituting a quorum of the directors then in office (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Comet Stockholders and (ii) resolved to recommend that the holders of the shares of Comet Capital Stock approve this Agreement and the transactions contemplated herein, including the Merger (the "COMET BOARD RECOMMENDATION"). Comet has heretofore obtained the affirmative vote or written consent of the holders of a sufficient number of shares of Comet Capital Stock as is necessary to adopt the Agreement and approve the transactions contemplated hereby in accordance with the terms of the Comet Certificate and the DGCL.

         Section 4.24 Employment Agreements. As of the date hereof, Comet has entered into conditional employment agreements with Messrs. Rosen, Schmitter, Solomon and Smith, which will become effective at the Effective Time, substantially in the form attached hereto as Exhibit F.

         Section 4.25 Accounts Receivable. All accounts and notes receivable of Comet have arisen in the ordinary course of business and the accounts receivable reserve reflected in the

Comet Audited 2003 Balance Sheet is as of such date adequate and established in accordance with GAAP consistently applied, subject to the absence of notes. Since December 31, 2003, there has been no event or occurrence which would cause such accounts receivable reserve to be inadequate.

         Section 4.26 Insurance. Schedule 4.26 lists all insurance policies (including information on the premiums payable in connection therewith and the amount of coverage provided thereunder) pursuant to which Comet is presently insured and during each of the past three calendar years has been insured against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Comet's insurance policies are in all material respects in full force and effect in accordance with their terms, all premiums to date have been paid in full, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Such policies are in all material respects in amounts which are customary, adequate and suitable in relation to the business, assets and liabilities of Comet and all premiums to date have been paid in full. Comet is a "named insured" or an "insured" under such insurance policies. Comet has not been refused any insurance, nor has the coverage of Comet been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past three years. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Comet provide adequate coverage against loss and may be continued by the Surviving Corporation without modification or premium increase after the Effective Time and for the duration of their current terms which terms expire as set forth in Schedule 4.26. Set forth in Schedule 4.26 is the amount of the annual premium currently paid by Comet for its directors' and officers' liability insurance.

         Section 4.27 Voting Arrangements. To the knowledge of Comet, there are no outstanding shareholder agreements, voting trusts, proxies or other arrangements or understandings relating to the voting of any shares of Comet Capital Stock, except the Comet Stockholder Voting Agreement or as otherwise contemplated by this Agreement.

         Section 4.28 Shareholder Rights Plan. Comet is not a party to any "shareholder rights plan" or similar anti-takeover plan or device.

         Section 4.29 Foreign Corrupt Practices Act.

                  (a) Comet has not, to secure any improper advantage in order to obtain or retain business, directly or indirectly offered, paid, given, or promised to pay, or authorized the payment of, any money, offer, gift, or other thing of value, to:

                           (i) an officer or employee of any Governmental Authority, or any person acting in an official capacity for or on behalf of any Governmental Authority;

                           (ii) any political party or official thereof;

                           (iii) any candidate for political or political party office; or

                           (iv) any other individual or entity;

         while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any person or entity in items (i) - (iii).

                  (b) Comet has made all payments to third parties by check mailed to such third parties' principal place of business or by wire transfer to a bank located in the same jurisdiction as such party's principal place of business.

                  (c) Each transaction is properly and accurately recorded on the books and records of Comet and each document on which entries in Comet's books and records are based is complete and accurate in all material respects. Comet maintains a system of internal accounting controls adequate to insure that they maintain no off-the-books accounts and that their assets are used only in accordance with their respective management's directives.

                  (d) No product sold or service provided by Comet has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya, or Sudan.

         Section 4.30 Full Disclosure. The representations and warranties contained in this ARTICLE IV, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact which would result in a Material Adverse Effect.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

         The parties hereto agree that:

         Section 5.1 Mutual Covenants.

                  (a) Public Announcements. FindWhat and Comet shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any other press release or public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement of FindWhat with any national securities exchange or national securities quotation system. The initial press release concerning the Merger and the transactions contemplated hereby shall not be issued by FindWhat before the execution of this Agreement. Comet shall not issue any press release or make any public statement without FindWhat's prior written consent, except as may be required by Applicable Law or court process.

                  (b) Access to Information; Confidentiality. Upon reasonable notice, each party shall (and shall cause its subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to such of its properties, books, contracts, commitments, records, all other information and data, officers and employees as the other party may reasonably request and, during such period, such party shall (and shall cause its subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Applicable Laws (other than documents which such party is not permitted to disclose under Applicable Laws), and (b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that it reasonably concludes, after consultation with outside counsel, that (i) any Applicable Law requires such party or its subsidiaries to restrict access to any properties or information, (ii) providing such access would result in the loss of the attorney-client privilege, or (iii) such document discusses the pricing or dollar value of the transactions contemplated by this Agreement. The parties shall hold any such information in confidence to the extent required by, and in accordance with, the provisions of the letter agreement dated June 25, 2003, between FindWhat and Comet (as it may be amended from time to time, the "CONFIDENTIALITY AGREEMENT") except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. Each party shall make all reasonable best efforts to minimize disruption to the business of the other party and its subsidiaries which may result from the requests for data and information hereunder. All requests for access and information shall be coordinated through senior executives of the parties to be designated. Any investigation by FindWhat or Comet shall not affect the representations and warranties of Comet or FindWhat, as the case may be.

                  (c) Notices of Certain Events. Each party hereto shall promptly notify the other parties orally and in writing of:

                           (i) the receipt by such party or any of such party's subsidiaries of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                           (ii) subject to any applicable legal restrictions, the receipt by such party or any of such party's subsidiaries of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

                           (iii) such party's obtaining knowledge of any Actions commenced or threatened against, relating to or involving or otherwise affecting any of FindWhat, Subcorp or Comet, as the case may be, or any of their respective subsidiaries which relate to the consummation of the transactions contemplated by this Agreement; and

                           (iv) such party's obtaining knowledge of the occurrence, or failure to occur, of any event which occurrence or failure to occur will be likely to cause the conditions set forth in
         ARTICLE VI not to be satisfied; provided, however, that no such notification shall affect the representations, warranties or obligations of the parties or the conditions to the obligations of the parties hereunder, or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 5.2 Covenants of FindWhat and Subcorp.

                  (a) Subcorp. Prior to the Effective Time, Subcorp shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Subcorp for the issuance of its stock to FindWhat or a subsidiary of FindWhat) or any material liabilities.

                  (b) NASDAQ Listing. FindWhat shall use its reasonable best efforts to cause the FindWhat Common Shares issuable pursuant to the Merger, subject to the FindWhat Exchange Options, and such other FindWhat Common Shares to be reserved for issuance in connection with the Merger or the other transactions contemplated by this Agreement to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

                  (c) Notification. Between the date of this Agreement and the Closing Date, FindWhat shall promptly notify Comet in writing if FindWhat becomes aware of any fact or condition that causes or constitutes a breach in any of its representations and warranties as of the date of this Agreement or any other date applicable to a representation or warranty as set forth herein. Should any such fact or condition require any change in any of the Schedules prepared or provided by FindWhat, FindWhat shall promptly deliver to Comet a supplemental Schedule specifying such change. Such delivery will not affect any rights of Comet under any other provision of this Agreement. During the same period, FindWhat shall promptly notify Comet in writing of the occurrence of any breach of any covenant of FindWhat in this ARTICLE V or the occurrence of any event that may make the satisfaction of the conditions in ARTICLE VI impossible or unlikely.

                  (d) Blue Sky Laws. FindWhat shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions applicable to the issuance of FindWhat Common Shares in the Merger.

         Section 5.3 Covenants of Comet.

                  (a) Comet Stockholders Approval. Comet shall take all action in accordance with the DGCL and the Comet Certificate and the Comet Bylaws necessary to either (i) duly call, give notice of, convene and hold a special meeting of Comet Stockholders or (ii) without a meeting, without prior notice, and without a vote, obtain the written consents of the Comet Stockholders under Sections 228 and 262(d)(2) of the DGCL (either, the "COMET STOCKHOLDERS APPROVAL") on the earliest practicable date determined in consultation with FindWhat to consider and vote upon or consent to approval of (i) the Merger,
(ii) this Agreement, (iii) the Escrow Agreement, (iv) the appointment of the Shareholders' Agent, and (v) the other transactions contemplated hereby and thereby. Comet shall take all lawful actions to solicit the approval of the Merger, this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby, by the Comet Stockholders, and the board of directors of Comet shall recommend approval of the Merger, this Agreement, the Escrow Agreement and the transactions contemplated hereby by the Comet Stockholders.

                  (b) Sale of Shares Pursuant to Regulation D. The parties hereto acknowledge and agree that the FindWhat Common Shares issuable to the Major Comet Holders pursuant to ARTICLE II hereof shall constitute "restricted securities" within the Securities Act. The certificates of FindWhat Common Shares shall bear the legend set forth in Section 2.3(i). Comet will use its best efforts to cause each Major Comet Holder to execute and deliver to FindWhat an Investor Representation Statement in the form attached hereto as Exhibit E (the "INVESTOR REPRESENTATION STATEMENT"). It is acknowledged and understood that FindWhat is relying on the written representations made by each Major Comet Holder in the Investor Representation Statements.

                  (c) No Solicitation.

                           (i) From and after the date of this Agreement until the Closing Date, Comet shall not, directly or indirectly through any officer, director, employee, representative or agent of Comet or otherwise: (A) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or substantially all assets, sale of shares of capital stock or similar transactions involving Comet other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals an "ACQUISITION PROPOSAL"); (B) engage or participate in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal; or (C) agree to, enter into, accept, approve or recommend any Acquisition Proposal; provided, however, nothing in this Agreement shall prevent Comet or its board of directors from, at any time prior to the Effective Time, (X) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if the board of directors of Comet receives from such person so requesting such information an executed confidentiality agreement or non-disclosure agreement on customary terms; (Y) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal; or
         (Z) recommending such Acquisition Proposal to the Comet Stockholders, if and only to the extent that (x) in each such case referred to in clause (X), (Y) or (Z) above, Comet has not violated any of the restrictions set forth in this Section 5.3(c) and the board of directors of Comet determines in good faith after consultation with outside legal counsel that such action is reasonably likely to be necessary in order for its directors to comply with their respective fiduciary duties under Applicable Law and (y) in the case referred to in clause (Z) above, the board of directors of Comet determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial, and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a more favorable transaction that the transaction contemplated by this Agreement, taking into account the long-term prospects and interests of Comet and the Comet Stockholders; and provided, further, that prior to furnishing any information to such person, Comet furnishes such information to Comet (to the extent such information has not been previously furnished by Comet to Comet).

                           (ii) Comet shall notify FindWhat immediately (and no later than 24 hours) after receipt by Comet (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books, or records of Comet by any person or entity that informs Comet that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

                  (d) Blue Sky Laws. Comet shall use commercially reasonable efforts to provide FindWhat information regarding the Comet Stockholders to comply with the securities and blue sky laws of jurisdictions applicable to the issuance of FindWhat Common Shares in connection with the Merger.

                  (e) [Intentionally omitted.]

                  (f) Conduct of Comet's Operations. During the period from the date of this Agreement to the Effective Time, or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except as may be agreed in writing by the parties, Comet shall conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use its commercially reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, Comet shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in Schedule 5.3(f), without the prior written consent of FindWhat:

                           (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock,
         (C) grant any person any right or option to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of Comet options that are outstanding as of the date hereof), or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

                           (ii) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business;

                           (iii) make or propose any changes in the Comet Certificate or the Comet Bylaws;

                           (iv) merge or consolidate with any other person;

                           (v) acquire a material amount of assets or capital stock of any other person outside of the ordinary course of business consistent with past practice;

                           (vi) except for borrowings under existing credit facilities in the ordinary course of business consistent with past practices provided that Comet shall consult with FindWhat prior to making any borrowings, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice in excess of $50,000;

                           (vii) create any subsidiaries;

                           (viii) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses (except under the Comet Bonus Plan, as amended), salary increases, severance or termination pay to, any officer, director, consultant or employee other than pursuant to Applicable Law or contractual commitments existing as of the date hereof in the ordinary course of business consistent with past practice with respect to non-officer employees, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee, or grant, re-price, or accelerate the exercise or payment of any Comet options or other equity-based awards (except pursuant to the terms of options outstanding on the date hereof);

                           (ix) enter into, adopt or amend any Comet Plan, except as may be required by Applicable Law or this Agreement;

                           (x) take any action that could give rise to severance benefits payable to any officer or director of Comet solely as a result of consummation of the transaction contemplated by this Agreement;

                           (xi) change any method or principle of accounting in a manner that is inconsistent with past practice except as contemplated by this Agreement and to the extent required by GAAP as advised by Comet's regular independent accountants;

                           (xii) settle any Actions, whether now pending or hereafter made or brought involving, individually or in the aggregate, an amount in excess of $50,000 other than settlement in the ordinary course of business or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the Comet Audited Financial Statements as of and for the period ended December 31, 2003 or incurred since the date of such financial statements in the ordinary course of business;

                           (xiii) modify, extend, amend or terminate, or waive, release or assign any rights or claims with respect to, any Contract set forth in Schedule 4.17;

                           (xiv) enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice;

                           (xv) write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $50,000 except for depreciation and amortization in accordance with GAAP consistently applied;

                           (xvi) incur or commit to any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, excluding capital expenditures provided for or contemplated by the capital budget approved by Comet's board of directors prior to the date hereof (copies of which have been provided to FindWhat);

                           (xvii) make any payments in respect of policies of directors' and officers' liability insurance (premiums or otherwise) other than premiums paid in respect of its current or renewed or replacement policies;

                           (xviii) take any action to make Comet not exempt from or subject to (x) the provisions of Section 203 of the DGCL or any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than FindWhat or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been not subject to the restrictive provisions thereof and exempt therefrom;

                           (xix) enter into or carry out any other transaction other than in the ordinary and usual course of business;

                           (xx) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing;

                           (xxi) make or revoke any Tax election, file any material amended Tax Return, or settle any material audit or other proceeding with any material Tax authority; or

                           (xxii) agree in writing or otherwise to take any of the foregoing actions.

                  (g) Notification. Between the date of this Agreement and the Closing Date, Comet shall promptly notify FindWhat in writing if Comet becomes aware of any fact or condition that causes or constitutes a breach in any of its representations and warranties as of the date of this Agreement or any other date applicable to a representation or warranty as set forth herein. Should any such fact or condition require any change in any of the Schedules prepared or provided by Comet, Comet shall promptly deliver to FindWhat a supplemental Schedule specifying such change. Such delivery will not affect any rights of FindWhat under any other provision of this Agreement. During the same period, Comet shall promptly notify FindWhat in writing of the occurrence of any breach of any covenant of Comet in this ARTICLE V or the occurrence of any event that may make the satisfaction of the conditions in
ARTICLE VI impossible or unlikely.

                  (h) Comet Bonus Plan. Prior to the Effective Time, Comet shall amend the Amended and Restated Bonus Plan, dated December 30, 2003 (the "COMET BONUS PLAN") to provide that Comet shall not pay out bonuses under the Comet Bonus Plan greater than $1 million, in the aggregate. Concurrently with the award of any bonus under the Comet Bonus Plan (as amended), Comet shall obtain from each Eligible Recipient (as such term is defined in the Comet Bonus Plan, as amended) in a form reasonably acceptable to FindWhat, an executed waiver and release of such Eligible Participant's right or entitlement to receive any further amount under the Comet Bonus Plan, as amended. Furthermore, Comet shall not award or pay out bonuses of greater than $1 million, in the aggregate, pursuant to the Comet Bonus Plan (as amended) from the date of this Agreement to the Effective Time.

                  (i) Management Rights Agreement. Prior to the Effective Time, Comet shall terminate the Management Rights Agreement, dated March 28, 2000, between Comet and idealab! Capital Partners II-A, L.P.

                  (j) Tax Matters Certificate. Prior to the Closing, Comet shall have timely delivered to Ernst & Young LLP (and shall deliver a copy to FindWhat) the Statement of Facts and Representations referenced in Section 6.1(d).

                  (k) Company Stock Options. Comet will take all actions required under Section 2.5 with respect to the termination of all stock options under the Company Stock Option Plan.

         Section 5.4 Registration Rights.

                  (a) Definitions. For purposes of this Section 5.4:

                           (i) Registration. The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a shelf registration statement pursuant to Rule 415 under the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

                           (ii) Registrable Securities. The term "REGISTRABLE SECURITIES" means all of the FindWhat Common Shares issued to Major Comet Holders pursuant to the Merger Agreement and any FindWhat Common Shares issued as a dividend or other distribution with respect thereto, or any securities issued in exchange for or in replacement of the FindWhat Common Shares; excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Section 5.4 are not assigned in accordance with this Agreement or any Registrable Securities sold to the public.

                  (b) Registration Obligations of FindWhat.

                           (i) FindWhat's Undertaking. On or before the forty-fifth (45th) day following the Closing Date (the "FILING DATE"), FindWhat shall file a registration statement on Form S-3 for a continuous registered shelf offering under Rule 415 of the Securities Act (the "SHELF REGISTRATION STATEMENT") covering the registration of all Registrable Securities (the "SHELF REGISTERED SECURITIES"). FindWhat shall use its commercially reasonable efforts to: (A) cause the Shelf Registration Statement and the registration of the Shelf Registered Securities thereunder to be declared effective by the U. S. Securities and Exchange Commission (the "SEC") as soon as commercially reasonable following the Filing Date; and (B) continuously maintain the effectiveness of the Shelf Registration Statement at all times following the Effective Time until the earliest to occur of the following events: (1) the date on which all of the Registrable Securities are eligible for sale pursuant to Rule 144(k) (or any successor provision) under the Securities Act; (2) notification to FindWhat that all Shelf Registered Securities have been sold for the accounts of Major Comet Holders; or (3) a request by all of the Major Comet Holders having unsold Shelf Registered Securities that the Registration Statement be terminated. In addition, FindWhat shall, as expeditiously as possible:

                                    (A) Prepare and file with the SEC such
                  amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Shelf Registered Securities;

                                    (B) Furnish to Major Comet Holders such
                  number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Shelf Registered Securities owned by Major Comet Holders;

                                    (C) Use its best efforts to register and
                  qualify the Shelf Registered Securities under such other securities or Blue Sky laws of such jurisdictions of the United States of America as shall be reasonably requested by an Major Comet Holder, provided, that FindWhat shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

                                    (D) Promptly notify the Major Comet Holders
                  when the Registration Statement or the prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed and, with respect to such registration statement or any post-effective amendment, when the same has become effective;

                                    (E) Cooperate with the Major Comet Holders
                  to facilitate the timely preparation and delivery of certificates representing Shelf Registered Securities to be sold, which certificates shall conform to the requirements of the Nasdaq National Market or any securities exchange on which the FindWhat Common Shares or such other securities then constituting the Shelf Registered Shares are then listed or admitted to trading;

                                    (F) Take all other commercially reasonable
                  actions necessary to expedite and facilitate disposition by Major Comet Holders of the Shelf Registered Securities pursuant to the Shelf Registration Statement;

                                    (G) Notify each Major Comet Holder at any
                  time when a prospectus relating to the Shelf Registration Statement is required to be delivered under the Act that the prospectus does not comply with the Act or of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and then amend or supplement such registration statement and prospectus in order to correct any such noncompliance, misstatement or omission as soon as reasonably practicable;

                                    (H) Cause all such Shelf Registered Shares
                  registered pursuant hereunder to be listed on each securities exchange or national quotation system on which similar securities issued by FindWhat are then listed;

                                    (I) Furnish, at the request of any Major
                  Comet Holder on the date the Shelf Registration Statement with respect to such securities becomes effective, (1) an opinion, dated such date, of the counsel representing FindWhat for the purposes of such registration, in form and substance as is customarily given in connection with a registration of this nature, addressed to the Major Comet Holders and (2) a letter, dated such date, from the independent certified public accountants of FindWhat, in form and substance as is customarily given by independent certified public accountants in connection with a registration of this nature, addressed to the Major Comet Holders; and

                                    (J) Notify each Major Comet Holder (1) of
                  any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Shelf Registration Statement for amendments or supplements to the registration statement or related prospectus or for additional information relating to the registration statement,
                  (2) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Shelf Registration Statement or the initiation of any proceedings for that purpose, or (3) of the receipt by FindWhat of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shelf Registration Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

                           (ii) Expenses. Major Comet Holders shall bear all discounts, commissions or other amounts payable to underwriters or brokers and fees and disbursements of counsel for Major Comet Holders in connection with a sale of Shelf Registered Securities by Major Comet Holders. All other expenses incurred in connection with a sale of Shelf Registered Securities pursuant to this Agreement, including, without limitation all federal and "blue sky" registration and qualification fees, printers' and accounting fees, and fees and disbursements of counsel for FindWhat shall be borne by FindWhat.

                           (iii) Suspension of Sales.

                                    (A) Notwithstanding anything in this
                  Agreement to the contrary, FindWhat may prohibit offers and sales of Shelf Registered Securities at any time if (1) it is in possession of material, non-public information, (2) the Board of Directors of FindWhat determines in good faith that disclosure of such material non-public information would not be in the best interests of FindWhat and the FindWhat Stockholders and (3) the board of directors of FindWhat determines (based on the written opinion of its corporate outside counsel delivered to each Major Comet Holder) that such prohibition is necessary in order to avoid a requirement to disclose such material non-public information.

                                    (B) Each period during which any prohibition
                  of offers and sales of Shelf Registered Securities is in effect pursuant to Section 5.4(b)(iii)(A) is referred to herein as a "SUSPENSION PERIOD." A Suspension Period shall commence on and include the date on which holders of Shelf Registered Securities receive written notice from FindWhat (in accordance with the notice provisions of this Agreement) that offers and sales of Shelf Registered Securities cannot be made thereunder in accordance with Section 5.4(b)(iii)(A) and shall end on the date on which each holder of Shelf Registered Securities either receives copies of a prospectus supplement or is advised in writing by FindWhat that offers and sales of Shelf Registered Securities and use of the prospectus may be resumed; provided, however, that all Suspension Periods shall not exceed 60 days during any period of twelve consecutive calendar months (nor more than 20 consecutive days for any one Suspension Period) and each Suspension Period shall be followed by at least 30 consecutive days during which no Suspension Period is in effect.

                                    (C) Notwithstanding anything in this
                  Agreement to the contrary, during any Suspension Period, neither FindWhat nor any other person to whom FindWhat shall have given registration rights with respect to its securities pursuant to this Agreement shall be entitled to make offers and sales of FindWhat's securities pursuant to a registration statement filed under the Securities Act.

                           (iv) No Other Securities Included. FindWhat represents and warrants that no other person or entity has any rights to include any securities of FindWhat in the Shelf Registration Statement, and agrees that it will not grant any such rights to any person or entity.

                  (c) Furnish Information.

                           (i) To make available the benefits of Rule 144 under the Securities Act and any other rule or regulation of the SEC that may permit the sale of the Shares to the public without registration by Major Comet Holders, FindWhat agrees to use its best efforts to:

                                    (A) make and keep public information
                  regarding FindWhat available (as those terms are understood and defined in Rule 144 promulgated under the Securities Act) at all times during the registration period of the Shelf Registration Statement or such longer period ending on the date upon which Major Comet Holders no longer need to rely on Rule 144;

                                    (B) file with the SEC in a timely manner all
                  reports and other documents required of FindWhat under the Securities Act and the Securities Exchange Act of 1934; and

                                    (C) so long as an Major Comet Holder owns
                  any restricted shares of any class of FindWhat's securities, furnish to such Major Comet Holder upon written request a written statement by FindWhat that all reports and filings that are necessary to be filed by FindWhat for such Major Comet Holder to avail itself of Rule 144 promulgated under the Securities Act have been filed, a copy of the most recent annual or quarterly report of FindWhat, and any other reports and documents as an Major Comet Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration.

                           (ii) Major Comet Holders agree to use their respective best efforts to furnish to FindWhat such information regarding it, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to timely effect the registration of its Registrable Securities.

                  (d) Indemnification Provisions Applicable to Section 5.4.

                           (i) Indemnification by FindWhat. FindWhat agrees to indemnify and hold harmless each Major Comet Holder, and each person, if any, who controls such Major Comet Holder within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") against all expenses, claims, losses, damages, or liabilities, including reasonable attorneys' fees, (collectively a "liability"), to which they may become subject under the Securities Act, the Exchange Act, state securities law, or any rule or regulation promulgated under any of the foregoing, or at common law, arising out of or based upon: (A) any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto; (B) any omission or alleged omission to state a material fact required to be stated in the Shelf Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or necessary in order to make any statement in the Shelf Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, not misleading; or (C) any violation or alleged violation by FindWhat of the Securities Act, the Exchange Act, state securities law, or any rule or regulation promulgated under any of the foregoing, or at common law. Notwithstanding the foregoing, FindWhat will not be liable to any such person to the extent that any liability arises out of or is based upon any untrue statement or omission made in the Shelf Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to FindWhat by or on behalf of Major Comet Holders expressly for use in the Shelf Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto. Additionally, FindWhat will not be required to indemnify any such person against: (1) any liability arising from any untrue or misleading statement contained in or omission from any preliminary prospectus if the deficiency is corrected in the final prospectus; or (2) any liability which arises out of the failure of any such person to deliver a prospectus when required by the Securities Act, provided that, in each case, a sufficient number of copies of a prospectus complying with the requirements of the Securities Act was timely provided by FindWhat to the person seeking indemnification hereunder, subject to the requirement that such person shall have provided FindWhat with reasonable notice requesting such prospectus. FindWhat's indemnification obligation will remain in full force and effect regardless of any investigation made by or on behalf of any indemnified person and will survive transfer of the Registrable Securities by Major Comet Holders.

                           (ii) Indemnification by Major Comet Holders. Each Major Comet Holder agrees to indemnify FindWhat against all expenses, claims, losses, damages, or liabilities, including reasonable attorneys' fees, (collectively a "liability"), to which FindWhat may become subject under the Securities Act, the Exchange Act, state securities law, or any rule or regulation promulgated under any of the foregoing, or at common law, arising out of or based upon: (A) any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto; or (B) any omission or alleged omission to state a material fact required to be stated in the Shelf Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or necessary in order to make any statement in the Shelf Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, not misleading, in each case, to the extent (and only to the extent) that any such liability arises out of or is based upon any such untrue statement or omission made in the Shelf Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to FindWhat by or on behalf of Major Comet Holders expressly for use in the Shelf Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto; provided, that in no event will the liability of any Major Comet Holder under this Section 5.4(d)(ii) exceed the net proceeds from the offering received by such Major Comet Holder. Notwithstanding the foregoing, Major Comet Holders will not be required to indemnify FindWhat against:
         (1) any liability arising from any such untrue or misleading statement contained in or omission from any preliminary prospectus if the deficiency is corrected in the final prospectus; or (2) any liability which arises out of the failure of FindWhat to deliver a prospectus when required by the Securities Act. Major Comet Holders' indemnification obligation will remain in full force and effect regardless of any investigation made by or on behalf of FindWhat.

                           (iii) Defending Claims. Each party entitled to indemnification under this Section 5.4(d) (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party receives written notice of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure to deliver notice to the Indemnifying Party within a reasonable time of the commencement of any such action shall not relieve the Indemnifying Party of any obligations under this Agreement, except to the extent, but only to the extent, that the Indemnifying Party's ability to defend against such claim or litigation is impaired as a result of such failure to give notice, and shall not relieve the Indemnifying Party of any liability it may have to any Indemnified Party otherwise than under this Section 5.4(d). Notwithstanding the foregoing sentence, the Indemnified Party may retain its own counsel to conduct the defense of any such claim or litigation, and shall be entitled to be reimbursed by the Indemnifying Party for expenses incurred by the Indemnified Party in defense of such claim or litigation, in the event that (A) the Indemnifying Party does not assume the defense of such claim or litigation within 30 days after the Indemnifying Party receives notice thereof from the Indemnified Party or (B) representation of such Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnifying Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party a release from all liability with respect to such claim or litigation.

                           (iv) Contribution. If the indemnification provided for in this Section 5.4(d) from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any claim, loss, damage, or liability referred to herein, then the Indemnifying Party, to the extent such indemnification is unavailable, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such claims, losses, damages or liabilities in such proportion as is appropriate to reflect the relative benefit to or fault of the Indemnifying Party and Indemnified Party in connection with the actions that resulted in such claims, losses, damages and liabilities. The relative benefit to such Indemnifying Party and Indemnified Parties shall be determined by reference to, among other things, the gross proceeds received by each such party from the sale of Registrable Securities in the manner contemplated hereby and the benefit received by FindWhat in consideration of the issuance of the Registrable Securities. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the claims, losses, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by an other method of allocation that does not take account of the equitable considerations referred to above in this paragraph. No party guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any party. Notwithstanding the provisions of this Section 5.4(d)(iv), no Major Comet Holder shall be required to contribute any amount in excess of the amount of net proceeds received by such Major Comet Holder from the sale of Registrable Securities giving rise to such claims, losses, damages or liabilities.

                           (v) Survival of Obligations. The obligations of FindWhat and each Major Comet Holder under this Section 5.4(d) shall survive the completion of any offering of stock pursuant to a registration statement under this Agreement.

                                   ARTICLE VI

                                   CONDITIONS

         Section 6.1 Conditions to the Obligations of Each Party. The obligations of Comet, FindWhat and Subcorp to consummate the Merger shall be subject to the satisfaction or waiver of the following conditions:

                  (a) This Agreement, the Merger, and the transactions contemplated hereby shall have been approved and adopted by Comet Stockholders in the manner required by any Applicable Law.

                  (b) No provision of any Applicable Law or regulation and no judgment, injunction, order, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator and any Contract with any Governmental Authority pertaining to compliance with Applicable Law shall prohibit or enjoin the consummation of the Merger or the transactions contemplated by this Agreement or limit the ownership or operation by FindWhat, Comet or any of their respective subsidiaries of any material portion of the businesses or assets of FindWhat or Comet.

                  (c) There shall not be pending any Action (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) seeking to prohibit or limit the ownership or operation by FindWhat, Comet or any of their respective subsidiaries of, or to compel FindWhat, Comet or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of FindWhat, Comet or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of FindWhat to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such capital stock on all matters properly presented to the stockholders of the Surviving Corporation or (iv) seeking to prohibit FindWhat or any subsidiary of FindWhat from effectively controlling in any material respect the business or operations of FindWhat or the subsidiaries of FindWhat.

                  (d) Ernst & Young LLP shall have delivered to FindWhat and to Comet (for the benefit of FindWhat, Subcorp, Comet and the Comet Stockholders) an opinion, dated the Effective Time, in substantially the form attached hereto as Exhibit I, that on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such an opinion, Ernst & Young LLP may rely upon the representations of Comet made in the Statement of Facts and Representations delivered to Ernst & Young LLP on or before the Closing Date.

                  (e) The Appraisal Exercise Period shall have expired.

         Section 6.2 Conditions to Obligations of Comet. The obligations of Comet to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions by FindWhat and Subcorp, unless waived by Comet:

                  (a) Each of the representations and warranties of each of FindWhat and Subcorp contained in this Agreement shall be true and correct in all respects, in each case on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of some other specified date, in which case as of such specified date), except where any such failure of the representations and warranties to be true and correct, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on FindWhat.

                  (b) Each of FindWhat and Subcorp (i) shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Effective Time that are qualified as to Material Adverse Effect and (ii) shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Effective Time that are not qualified as to Material Adverse Effect.

                  (c) Each of FindWhat and Subcorp shall have furnished Comet with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

                  (d) Since the date of this Agreement, except to the extent reflected in Schedule 3.9 on the date of this Agreement, there shall not have been any change in the assets, liabilities, results of operations, business prospects, or financial condition of FindWhat and its subsidiaries taken as a whole that, individually or in the aggregate, would constitute a Material Adverse Effect on FindWhat.

                  (e) FindWhat shall have obtained each material consent and governmental authorization and shall have provided each material notice to any third party or Governmental Authority required to be obtained or provided in connection with this Agreement, the Merger and the transactions contemplated hereby and each such consent, authorization and notice shall be in full force and effect.

                  (f) FindWhat shall have caused to be delivered to Comet an opinion of counsel to FindWhat, dated the Closing Date, as to the matters set forth in Exhibit J.

         Section 6.3 Conditions to Obligations of FindWhat and Subcorp. The obligations of FindWhat and Subcorp to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions by Comet, unless waived by FindWhat:

                  (a) Each of the representations and warranties of Comet contained in this Agreement shall be true and correct in all respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of some other specified date, in which case, as of such specified date), except where any such failure of the representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect on Comet.

                  (b) Comet (i) shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Effective Time that are qualified as to Material Adverse Effect and (ii) shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Effective Time that are not qualified as to Material Adverse Effect.

                  (c) Comet shall have furnished FindWhat with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Section 6.3(a) and
Section 6.3(b) have been satisfied.

                  (d) Since the date of this Agreement, there shall not have been any change in the assets, liabilities, business prospects, results of operations or financial condition of Comet, that could reasonably be expected to constitute a Material Adverse Effect on Comet.

                  (e) Comet shall have obtained each material consent and governmental authorization and shall have provided each material notice to any third party or Governmental Authority required to be obtained or provided in connection with this Agreement, the Merger and the transactions contemplated hereby, and as set forth in Schedule 6.3(e), and each such consent, authorization and notice shall be in full force and effect.

                  (f) Either (i) at least 20 days shall have expired from the date of mailing of the Supplemental Appraisal Rights Notice to each Comet Stockholder pursuant to Section 2.6(b) and no more than 20% of the outstanding shares of Comet Capital Stock, determined on a as-converted to Comet Common Stock basis, shall be eligible as Dissenting Shares, or (ii) at least 80% of the outstanding shares of Comet Capital Stock, determined on an as-converted to Comet Common Stock basis, shall have consented in writing, in accordance with
Section 228 of the DGCL to the adoption of this Agreement, and, in each case, all outstanding shares of Comet

Capital Stock shall, by virtue of consummation of the Merger and without any further action on the part of Comet or any holder of Comet Capital Stock, be cancelled simultaneously with the consummation of the Merger at the Effective Time pursuant to the terms the corporate governing documents of Comet and to the reasonable satisfaction of FindWhat and its counsel.

                  (g) Each of Messrs. Rosen, Schmitter, Solomon and Smith, shall have executed a confidentiality, assignment and noncompetition agreement with FindWhat and the Surviving Corporation substantially in the form attached hereto as Exhibit H.

                  (h) Each outstanding option or warrant to acquire Comet Capital Stock, whether or not exercisable, vested or not, shall have been exercised or cancelled so that as of the Effective Time, no person shall have any options, warrants, or other rights to buy any securities of the Surviving Corporation.

                  (i) Each Major Comet Holder shall have delivered to FindWhat a signed Investor Representation Statement in substantially the form attached hereto as Exhibit E, and each such Statement shall be in full force and effect.

                  (j) Comet shall have caused to be delivered to FindWhat an opinion of counsel to Comet, dated the Closing Date, as to the matters set forth in Exhibit K.

                  (k) A termination statement shall have been filed with each Governmental Authority with respect to each financing statement on file with such Governmental Authority purporting to perfect a security interest in any of the assets of Comet.

                  (l) FindWhat shall have obtained from at least 86% in number of the Eligible Participants in the Comet Bonus Plan (as amended) the waiver and release referenced in Section 5.3(h).

                                  ARTICLE VII

                            TERMINATION AND AMENDMENT

         Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by Comet Stockholders or FindWhat Stockholders):

                  (a) by mutual written consent of FindWhat and Comet;

                  (b) by either FindWhat or Comet:

                           (i) if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining FindWhat or Comet from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall have used reasonable best efforts to prevent the entry of and to remove such impediment to the Merger;

                           (ii) if the Merger shall not have been consummated before June 30, 2004, provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

                           (iii) if at the Comet Stockholders Meeting (including any adjournment or postponement thereof) the requisite vote of the Comet Stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained; or

                           (iv) if there shall have been a material breach by the other of any of its covenants or agreements contained in this Agreement and, if such breach is capable of being cured, such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach;

                  (c) by FindWhat if Comet has breached any of its representations and warranties in ARTICLE IV of this Agreement and as a result thereof, the condition set forth in Section 6.3(a) could not be satisfied;

                  (d) by Comet if FindWhat and Subcorp shall have breached any of their representations and warranties in ARTICLE III of this Agreement and as a result thereof, the condition set forth in Section 6.2(a) could not be satisfied;

                  (e) by FindWhat, if: (i) the directors of Comet shall have failed to make the Comet Board Recommendation, (ii) the directors of Comet shall have withdrawn the Comet Board Recommendation, (iii) the directors of Comet shall have modified or changed the Comet Board Recommendation in a manner adverse to FindWhat (it being agreed that any disclosure of information required by Applicable Law regarding FindWhat's operations shall not be deemed a modification or change of the Comet Board Recommendation in a manner adverse to FindWhat), provided that FindWhat shall not be entitled to terminate this Agreement pursuant to this clause (iii) unless it has notified Comet in writing that it intends to terminate the Agreement pursuant to this clause (iii) and Comet has not, within two business days after receipt of FindWhat's notice, revised the Comet Board Recommendation in a manner not so adverse, (iv) the directors of Comet shall have approved or recommended to the stockholders of Comet an Acquisition Proposal, (v) Comet breaches any of its obligations under
Section 5.3(c) of this Agreement, (vi) Comet shall have materially breached its obligations under this Agreement by reason of a failure to call the Comet Stockholders Meeting in accordance with Section 5.3(a), (vii) the directors of Comet shall have adopted a resolution to do any of the foregoing specified in clauses (i), (ii), (iii), (iv), (v), or (vi), or (viii) the conditions set forth in Section 6.3(d) shall not have been fulfilled and shall not have been cured within 30 days of notice from FindWhat to Comet of such non-fulfillment.

                  (f) By FindWhat, if on the Closing Date the NASDAQ 20 trading day per share average closing price of the FindWhat Common Shares is higher than $23 per share.

                  (g) By Comet, if on the Closing Date the NASDAQ 20 trading day per share average closing price of the FindWhat Common Shares is lower than $13 per share.

         Section 7.2 Effect of Termination.

                  (a) Termination Costs. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the second sentence of Section 5.1(b) and the provisions of Sections 7.2, 8.1, 8.2, 8.4, 8.5, 8.6, 8.7, 8.9, 8.10 and 8.11, shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a breach of any provision of this Agreement, and provided, however, that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other party for its out-of-pocket costs, fees and expenses of its counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and shareholders' meetings and consents, up to an aggregate of $1.0 million ("COSTS").

                  (b) Costs Determination. FindWhat shall submit to Comet, within 30 days after notice of termination is delivered to Comet which termination would obligate Comet to pay FindWhat's Costs, a written determination of its final Costs, detailing the calculation of such final Costs, which shall not exceed the limitation set forth in Section 7.2(a). Comet shall have 30 days after receipt of the determination of final Costs within which to object to such determination. If Comet fails to object by written notice to the other party within such 30-day period, Comet will be deemed to have accepted and agreed to such final Costs, whereupon such determination shall be final and binding upon the parties. If Comet objects to such determination, then the parties agree to meet within ten days after FindWhat has received written notice of the objection to discuss such objection. At the conclusion of such meeting, the parties will either (i) agree to accept the determination of final Costs, making such determination final and binding on all parties, (ii) agree to a revised amount of final Costs, whereupon such determination shall be final and binding on all parties, or (iii) direct the parties' accountants to review the determination of final Costs in light of specific calculations or methodologies in dispute, report to each party the results of such review, such accountants' conclusions with respect thereto, and a final determination of the amount of the Costs, whereupon such determination shall be final and binding on all parties. Any adjustment to the payment of the initial estimate of Costs which may have been paid pursuant to this ARTICLE VII shall be paid in immediately available funds to an account designated by FindWhat.

         Section 7.3 Amendment. This Agreement may be amended by the parties hereto in accordance with Section 8.4.

         Section 7.4 Extension; Waiver. At any time prior to the Effective Time, FindWhat (with respect to Comet) and Comet (with respect to FindWhat and Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         Section 8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) if to FindWhat or Subcorp.

                           FindWhat
                           5220 Summerlin Commons Blvd., Suite 500
                           Fort Meyers, FL  33907
                           Attention: Chairman and Chief Executive Officer
                           Facsimile:

                      with a copy to:

                           Porter, Wright, Morris & Arthur, LLP
                           41 S. High Street
                           Columbus, Ohio 43215
                           Attention: William J. Kelly, Jr., Esq.
                           Facsimile: (614) 227-2100

                  (b) if to Comet:

                           Comet
                           143 Varick Street
                           New York, New York 10013
                           Attention: President
                           Facsimile:

                      with a copy to:

                           Jones Day
                           222 East 41st Street
                           New York, NY 10017
                           Attention: Stephan J. Mallenbaum, Esq.
                           Facsimile: (212) 755-7306

                  (c) if, after the Closing Date, to the Shareholders' Agent:

                           James Rosen
                           143 Varick Street
                           New York, New York 10013
                           Tel: (212) 231-2000
                           Fax: (212) 809-0926

         Section 8.2 Interpretation.

                  (a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  (b) For the purposes of any provision of this Agreement, a "MATERIAL ADVERSE EFFECT" with respect to any person shall be deemed to occur if any event, change or effect, has occurred which has a material adverse effect on the business, assets (including intangible assets), liabilities (contingent or otherwise), results of operations, business prospects, or financial condition of such person, or a material adverse effect on the ability of such person to consummate the Merger and the other transactions contemplated hereby; provided, however, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect:

                           (i) with respect to any person, any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, business prospects, or results of operations of such person directly or indirectly arising out of or attributable to conditions, events, or circumstances generally affecting the economy of the United States; and

                           (ii) with respect to any person, any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, business prospects, or results of operations of such person directly or indirectly arising out of or attributable to the general state of industries and market sectors in which such person operates.

                  (c) For purposes of this Agreement, a "subsidiary" when used with respect to any party means any individual partnership, firm, corporation, association, trust, unincorporated organization (including any representative office or branch) or other entity under the laws of any jurisdiction, (i) of which such party or another subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have 50% or more of the voting interests in such partnership) or (ii) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or one or more of its subsidiaries (or if there are no such voting securities or interests, 50% or more of the equity interests of which is directly or indirectly owned or controlled by such party or one or more of its subsidiaries).

                  (d) For purposes of this Agreement, "affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another person or beneficially owns or has the power to vote or direct the vote of 10% of more of the voting stock (or of any other form of general partnership, limited partnership or voting equity interest in the case of a person that is not a corporation) of such other person. For purposes of this definition, "control," including the terms "controlling" and "controlled," means through the ownership of voting securities, by contract or credit arrangement, as trustee, partner or executor or otherwise.

                  (e) For purposes of this Agreement, "knowledge" means with respect to any party the actual knowledge of the following individual or individuals: (i) with respect to Comet, Tom Schmitter, Chief Executive Officer and Chief Technology Officer; Jamie Rosen, President; and Larry Cook, Chief Financial Officer; and (ii) with respect to FindWhat or Subcorp, Craig Pisaris-Henderson, Chairman, Chief Executive Officer and President; and Phillip Thune, Chief Operating Officer and Chief Financial Officer.

         Section 8.3 Counterparts. This Agreement may be executed in counterparts, delivered in person or by facsimile, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

         Section 8.4 Entire Agreement. This Agreement (including the exhibits, schedules, documents and the instruments referred to herein) constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof, provided, however, that nothing in this Agreement supersedes or replaces the Confidentiality Agreement which shall survive the execution of this Agreement. This Agreement may not be amended except by a written agreement executed by FindWhat and Comet (if prior to the Closing), or by FindWhat and the Shareholders' Agent (if after the Closing).

         Section 8.5 Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

         Section 8.6 Governing Law; Venue.

                  (a) Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware without regard to its conflict of laws rules. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in Delaware. Each of the parties hereto agrees that the prevailing party in any action or proceeding hereunder shall be entitled to recover from the non-prevailing parties therein its reasonable attorneys' fees and costs, and that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any process in any action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.6 shall affect the right of any party hereto to serve legal process in any manner permitted by law.

         Section 8.7 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

         Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Additionally, notwithstanding the foregoing or anything to the contrary contained in this Agreement, FindWhat is specifically permitted to adopt a holding company structure pursuant to Section 251(g) of the DGCL and assign this Agreement to the holding company or consummate the reincorporation of FindWhat into the State of Delaware.

         Section 8.9 Expenses. Subject to the provisions of Section 7.2, all costs and expenses (including without limitation all legal, accounting, consulting and investment banking fees) incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that:

                  (a) The total costs, fees, expenses and disbursements incurred by FindWhat in connection with, or relating to, the preparation and issuance of a tax opinion by Ernst & Young LLP regarding the qualification of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code (the "TAX OPINION EXPENSES") will be paid by Comet; provided, however that Comet shall not be obligated to pay any Tax Opinion Expenses in excess of $100,000, and the payment of amounts in excess thereof shall be the obligation of FindWhat. The Tax Opinion Expenses shall be included in Comet's current liabilities for purposes of calculating Closing Date Current Net Asset Value.

                  (b) The total costs, fees, expenses and disbursements incurred by Comet in connection with, or relating to, the preparation and issuance of the Comet Audited Financial Statements, in an amount not to exceed $100,000 in the aggregate (the "AUDIT EXPENSES"), will be paid by Comet, but the Audit Expenses will not be included in Comet's current liabilities for purposes of calculating Closing Date Current Net Asset Value.

                  (c) The expenses of the Shareholders' Agent shall be paid as provided in the Escrow Agreement.

Notwithstanding the foregoing, in the event of the termination of this Agreement pursuant to Section 7.2, fifty percent (50%) of the Tax Opinion Expenses (but not to exceed $50,000) shall be paid by Comet to FindWhat, and FindWhat shall have no obligation to reimburse or pay for any Audit Expenses.

         Section 8.10 Severability. The invalidity or unenforceability in whole or in part of any covenant, promise or undertaking, or any section, subsection, sentence, clause, phrase, word, or any of the provisions of this Agreement will not affect the validity or enforceability of the remaining portions of this Agreement. If for any reason, any provision is determined to be invalid or in conflict with any existing, or future law or regulation by a court or agency having valid jurisdiction, such will not impair the operation or have any other effect upon such other provisions of this Agreement as may remain otherwise valid, and the latter will continue to be given full force and effect and bind the parties hereto.

         Section 8.11 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the waiving party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                                   ARTICLE IX

                           ESCROW AND INDEMNIFICATION

         Section 9.1 Escrow Fund.

                  (a) At the Closing, the Escrow Funds shall be deposited for the benefit of the Comet Stockholders (but subject to any claims of FindWhat asserted pursuant to Section 9.4) with Fifth Third Bank (or other independent institutions elected by FindWhat with the reasonable consent of Comet) as escrow agent (the "ESCROW AGENT"), such deposit and any Additional Escrow Funds (as defined in Section 9.1(b)) to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit B. In addition to the Secondary Adjustment Amount, the Escrow Funds (other than FindWhat Common Shares) shall be available to compensate FindWhat pursuant to the indemnification obligations of Comet.

                  (b) Any cash dividends, dividends currently payable to the Major Comet Holders in securities, or other distributions of any kind made in respect of the FindWhat Common Shares in the Escrow Fund shall be delivered to the Escrow Agent for the benefit of the Comet Stockholders as Additional Escrow Funds. If a claim for Damages (as defined below) is pending at the time of payment of the First Earn Out or the Second Earn Out and the amount of claimed Damages exceeds the amount of the Escrow Fund, FindWhat shall deposit such earn-out with the Escrow Agent as Additional Escrow Funds. If the amount of the earn-out plus the value of the Escrow Fund exceeds the amount of claimed Damages, FindWhat shall only deposit as Additional Escrow Funds the amount needed to make the total value of the Escrow Funds equal the claimed Damages.

                  (c) Each Major Comet Holder will have voting rights with respect to the FindWhat Common Shares deposited in the Escrow Fund with respect to such shareholder so long as such shares are held in escrow, and FindWhat will take all reasonable steps necessary to allow the exercise of such rights. While the FindWhat Common Shares remain in the Escrow Agent's possession pursuant to this Agreement and the Escrow Agreement, the Major Comet Holders will retain and will be able to exercise all other incidents of ownership of said escrow shares which are not inconsistent with the terms and conditions of this Agreement, provided, however, no escrow shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any Comet Stockholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such shareholder, prior to the delivery to such shareholder of such shareholder's portion of the Escrow Fund by the Escrow Agent as provided herein.

         Section 9.2 Survival and Indemnification.

                  (a) All representations, warranties, covenants, and obligations of Comet in this Agreement, any Schedules or supplements thereto, the certificate delivered pursuant to Section 6.3(c), and any other certificate or document delivered pursuant to this Agreement will survive the Closing and continue in full force and effect until the first anniversary of the Closing Date (the "TERMINATION DATE"). The right of FindWhat, Subcorp or any FindWhat Indemnified Person (as defined below) to indemnification, payment of Damages (as defined below) or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) by FindWhat, Subcorp or any FindWhat Indemnified Person at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

                  (b) In accordance with this Section 9.2, FindWhat, Subcorp or their related parties (individually a "FINDWHAT INDEMNIFIED PERSON" and collectively, the "FINDWHAT

INDEMNIFIED PERSONS") shall be indemnified out of and to the extent of the Escrow Funds and any Additional Escrow Funds deposited with the Escrow Agent pursuant to Section 9.1(b) above, and the Escrow Funds and any Additional Escrow Funds shall be reduced by the monetary value of, any liability, loss, damage, claim, cost, deficiency, diminution of value, or expense (including costs of investigation and defense, penalties and reasonable legal fees and costs), whether or not involving a third-party claim (collectively, "DAMAGES") incurred by FindWhat and any FindWhat Indemnified Person arising, directly or indirectly, from or in connection with the following matters, except to the extent that the same are included or reserved on the Closing Date Balance Sheet:

                           (i) any Breach of any representation or warranty made by Comet in this Agreement, the Schedules, the supplements to the Schedules, or any other certificate or document delivered by or on behalf of Comet pursuant to this Agreement;

                           (ii) any breach by Comet of any covenant or obligation of Comet in this Agreement;

                           (iii) any litigation pending on the Closing Date against Comet;

                           (iv) subject to the provisions of Section 8.9, any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) accruing, occurring, arising or related to the period prior to the Closing Date, to the extent attributable to such period;

                           (v) any Taxes of Comet for periods which begin before the Closing Date which are paid by FindWhat pursuant to Section 4.13; or

                           (vi) any amounts representing fees and expenses or other costs of any kind arising out of or in connection with the transaction contemplated by this Agreement attributable to Comet, to the extent that the Surviving Corporation or FindWhat shall become liable therefor.

The remedies provided in this Section 9.2 will not be exclusive of or limit any other remedies against any person that may be available to FindWhat or other FindWhat Indemnified Persons at law or in equity arising from any bad faith misrepresentation under this Agreement by or on behalf of Comet.

                  (c) Threshold for Claims. No claim for Damages shall be made under ARTICLE IX unless the aggregate of Damages exceeds $100,000 for which claims are made hereunder by the FindWhat Indemnified Persons, in which case the FindWhat Indemnified Person shall be entitled to seek compensation for all Damages without regard to the limitation set forth in this Section 9.2(c) (the "LIMITATION").

         Section 9.3 Escrow Period; Release From Escrow.

                  (a) The Escrow Period shall terminate upon the expiration of one year after the Effective Time; provided, however, that a portion of the Escrow Funds that are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate (as defined in Section 9.4) delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved; provided, further, however, that the Escrow Period shall terminate and all disbursements shall be made no later than five years from the Effective Time.

                  (b) Within three business days after the Termination Date (the "RELEASE DATE"), the Escrow Agent shall release from escrow to the Major Comet Holders their pro rata portion of the Escrow Fund, less with respect to each such shareholder the portion of the Escrow Fund with a value equal to the sum of such shareholder's pro rata portion of any liability described in an Officer's Certificate delivered in accordance with Section 9.3(a) with respect to any pending but unresolved indemnification claims. Any Escrow Funds held as a result of the preceding sentence shall be released to the Major Comet Holders or released to FindWhat (as appropriate) promptly upon resolution of each specific indemnification claim involved; provided, however, that no FindWhat Common Shares shall be released to FindWhat.

         Section 9.4 Claims Upon Escrow Fund. Upon receipt by the Escrow Agent on or before the Release Date of a certificate signed by any officer of FindWhat (an "OFFICER'S CERTIFICATE") stating that Damages exist with respect to the indemnification obligations of Comet set forth in Section 9.2, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this
ARTICLE IX, deliver to FindWhat out of the Escrow Fund, as promptly as practicable, Escrow Funds having a value equal to such Damages; provided, however, that no FindWhat Common Shares shall be released to FindWhat. The presentation of any Officer's Certificate with respect to any indemnification obligation under Section 9.2 shall not limit the right of FindWhat to submit one or more additional Officer's Certificates with respect to the same or any other indemnification obligation. Notwithstanding any other provision of this Agreement, in the event and to the extent that the amount of Damages claimed by FindWhat under this Section 9.4 exceeds the amount of the Escrow Fund, FindWhat may set off such excess against the amount of the Second Earn Out.

         Section 9.5 Objections to Claims.

                  (a) At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Shareholders' Agent. For a period of 30 days after such delivery, the Escrow Agent shall make no delivery of FindWhat Common Shares or other property pursuant to Section 9.4 unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such 30 day period, the Escrow Agent shall make delivery of the Escrow Funds in accordance with Section 9.4, provided that no such payment or delivery may be made if the Shareholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to FindWhat prior to the expiration of such 30-day period.

                  (b) In case the Shareholders' Agent shall so object in writing to any claim or claims by FindWhat made in any Officer's Certificate, FindWhat shall have 30 days to respond in a written statement to the objection of the Shareholders' Agent. If after such 30-day period there remains a dispute as to any claims, the Shareholders' Agent and FindWhat shall attempt in good faith for 60 days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and FindWhat should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the FindWhat Common Shares or other property from the Escrow Fund in accordance with the terms thereof.

                  (c) If no agreement can be reached after good faith negotiation between the parties pursuant to Section 9.5(b) then the Escrow Agent will make payment or distribution with respect to the disputed portion of the amount of such Damages only:

                           (i) in accordance with joint written instructions of FindWhat and Shareholders' Agent; or

                           (ii) in accordance with a final, non-appealable order of a court of competent jurisdiction (a "FINAL DECISION"). Any Final Decision will be accompanied by a legal opinion of counsel for the presenting party satisfactory to the Escrow Agent to the effect that the order is final and non-appealable. The Escrow Agent will act on such court order and legal opinion without further question.

         Section 9.6 Shareholders' Agent.

                  (a) The "SHAREHOLDERS' AGENT" shall be constituted and appointed as agent for and on behalf of the Comet Stockholders to give and receive notices and communications, to authorize delivery to FindWhat of the Escrow Funds (other than FindWhat Common Shares) in satisfaction of claims by FindWhat, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and litigate and comply with orders and awards of courts with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days' prior written notice to FindWhat. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for his services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Comet Stockholders.

                  (b) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholder's Agent except in the case of gross negligence, bad faith, or willful misconduct. The Comet Stockholders shall severally indemnify and hold the Shareholders' Agent harmless without limitation from and against any loss, liability or expense incurred by the Shareholders' Agent arising out of or in connection with the acceptance or administration of his duties hereunder. Any legal fees and expenses and other costs and expenses incurred by the Shareholders' Agent defending or preparing to defend against any claim of liability arising out of or in connection with the acceptance or administration of his duties hereunder, unless such loss, liability or expense is caused by the Shareholders' Agent's gross negligence or willful misconduct, shall be paid from the Escrow Fund. In no event shall the Shareholders' Agent be liable for indirect, punitive, special, or consequential damages.

                  (c) The Shareholders' Agent shall be afforded reasonable access to information about Comet and the assistance of Comet's officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Comet to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

                  (d) FindWhat acknowledges that the Shareholders' Agent may have a conflict of interest with respect to his duties as Shareholders' Agent, and in such regard the Shareholders' Agent has informed FindWhat that he will act in the best interests of the Comet Stockholders.

         Section 9.7 Actions of the Shareholders' Agent. A decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision of all Comet Stockholders and shall be final, binding and conclusive upon each such Comet Stockholder, and the Escrow Agent and FindWhat may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such Comet Stockholder. The Escrow Agent and FindWhat are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent. Without limiting the generality of the foregoing and of Section 9.6, the Shareholders' Agent shall be governed by the Shareholders' Agent Bylaws, substantially in the form attached hereto as Exhibit L.

         Section 9.8 Third-Party Claims. In the event FindWhat becomes aware of a third-party claim or Damages which FindWhat believes may result in a demand against the Escrow Fund, FindWhat shall notify the Shareholders' Agent of such claim. FindWhat shall have the right to settle any such claim with the consent of the Shareholders' Agent which shall not be unreasonably withheld. In the event that the Shareholders' Agent has consented to any such settlement, the Shareholders' Agent shall have no power or authority to object under Section 9.5 or any other provision of this ARTICLE IX to the amount of any claim by FindWhat against the Escrow Fund for indemnity with respect to such settlement. The following procedures shall apply to this Section 9.8:

                  (a) If within 30 days after receiving such notice, the Shareholders' Agent gives written notice to the FindWhat stating it intends to defend against such claim or Damages at its own cost and expense, the defense (including the right to settle or compromise such action, subject to the consent of FindWhat, which consent shall not be unreasonably withheld) of such matter, including selection of counsel (subject to the consent of FindWhat, which consent shall not be unreasonably withheld) and the sole power to direct and control such defense, shall be by the Shareholders' Agent and the Shareholders' Agent shall make no payment in respect of such claim or Damages to any third party as long as the Shareholders' Agent is conducting a good faith and diligent defense. In any such defense, the Shareholders' Agent will consult with FindWhat in connection with the Shareholders' Agent's defense, and FindWhat shall make available all information and assistance that the Shareholders' Agent may reasonably request and shall cooperate with the Shareholders' Agent in such defense.

                  (b) In any such proceeding, FindWhat shall have the right to retain its own counsel, and will pay the fees and expenses of such counsel, unless: (i) the Shareholders' Agent and FindWhat shall have mutually agreed to the contrary; (ii) the Shareholders' Agent has failed within a reasonable time to retain counsel; or (iii) the named parties in any such proceeding (including any impleaded parties) include both FindWhat and Comet and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In any case specified in clauses (i), (ii) or (iii) of the preceding sentence, Shareholders' Agent will bear the fees and expenses of counsel retained by FindWhat, it being understood that the Shareholders' Agent shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for fees and expenses of more than one separate firm (in addition to any local counsel) for FindWhat, and that all such fees and expenses shall be reimbursed by Shareholders' Agent as they are incurred. Any such separate counsel for which FindWhat claims it is entitled to have Shareholders' Agent bear fees and expenses shall be designated in writing by FindWhat. If in any such proceeding there shall be a settlement or final judgment for the plaintiff, the Shareholders' Agent agrees to indemnify FindWhat from and against any loss or liability by reason of such settlement or judgment, provided that if the proceeding is resolved by settlement, Shareholders' Agent has consented in writing to the settlement, which consent will not be unreasonably withheld. Notwithstanding the foregoing, if at any time FindWhat shall have requested the Shareholders' Agent to reimburse FindWhat for fees and expenses of counsel as contemplated in this Section 9.8(b), the Shareholders' Agent agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (x) such settlement is entered into more than 30 days after receipt by the Shareholders' Agent of the request for reimbursement; and (y) the Shareholders' Agent shall not have reimbursed FindWhat in accordance with such request (other than due to a reasonable dispute as to the validity of such request) prior to the date of settlement.

                  (c) If no notice of intent to dispute and defend is given by the Shareholders' Agent under Section 9.8(a), or if Shareholders' Agent fails or ceases to conduct a diligent good faith defense, FindWhat shall, at the expense of the Shareholders' Agent, undertake the defense of such claim or Damages with counsel selected by FindWhat, and shall have the right to compromise or settle the same exercising reasonable business judgment.

         Section 9.9 Insurance Recoveries. FindWhat will use its commercially reasonable efforts to first recover, under any insurance policy maintained by FindWhat, any Damages covered by such insurance before seeking indemnification under Section 9.2. In the event that FindWhat is unable to collect sufficient insurance proceeds to be fully indemnified for such Damages, FindWhat shall be entitled to receive Escrow Funds (other than FindWhat Common Shares) from Comet pursuant to Section 9.4. If, notwithstanding such efforts, Comet is obligated to provide indemnification under Section 9.2 for Damages covered by the insurance in question then, to the extent permissible under Applicable Law and the applicable insurance policy, FindWhat shall assign to Comet all of its contractual and tort rights against the insurer in connection with the insurer's failure to perform under such insurance, and shall cooperate with Comet, as reasonably requested, in the prosecution of such rights. The Escrow Funds shall not be released pursuant to Section 9.3 until FindWhat collects sufficient insurance proceeds or Escrow Funds from Comet to be fully indemnified for such Damages.

         Section 9.10 Sale of FindWhat Common Shares. No provision of this
ARTICLE IX prohibiting the release to FindWhat from the Escrow Fund of FindWhat Common Shares shall


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


limit the right of FindWhat to obtain the release of Escrow Funds that represent the proceeds of any sales of the FindWhat Common Shares pursuant to the Escrow Agreement.


                     [Signatures appear on following page.]

                                   SIGNATURES

         IN WITNESS WHEREOF, FindWhat, Subcorp and Comet have signed this Agreement as of the respective dates set forth below.


                                    FINDWHAT.COM


                                    By: /s/ Craig A. Pisaris-Henderson
                                    Name:  Craig A. Pisaris-Henderson
                                    Title: Chairman, Chief Executive Officer and
                                           President
                                    Date:  March 14, 2004


                                    HALEY ACQUISITION CORP.


                                    By: /s/ Craig A. Pisaris-Henderson
                                    Name:  Craig A. Pisaris-Henderson
                                    Title: President
                                    Date:  March 14, 2004


                                    COMET SYSTEMS, INC.


                                    By: /s/ Jamie Rosen
                                    Name:  Jamie Rosen
                                    Title: President
                                    Date:  March 14, 2004


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